Execution

________________________________________________________________________
________________________________________________________________________
STOCK PURCHASE AGREEMENT
BY AND AMONG
COACTIVE HOLDINGS, LLC
(as the Seller),
COACTIVE US HOLDINGS, INC.
(as the Company),
AND
SENSATA TECHNOLOGIES MINNESOTA, INC.
(as Purchaser)

Dated as of July 3, 2014

________________________________________________________________________
________________________________________________________________________

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EXHIBITS
Exhibit A	-	R&W Insurance Policy Binder
Exhibit B	-	Form of Working Capital Statement and Working Capital Methodology
Exhibit C	-	Form of Escrow Agreement
Exhibit D	-	DCL Elections
Exhibit E	-	Services Agreement
Exhibit F	-	Manufacturing Agreement

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STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made this third day of July, 2014 by and among CoActive Holdings, LLC, a Delaware limited liability company (the “Seller”), CoActive US Holdings, Inc., a Delaware corporation (the “Company”), and Sensata Technologies Minnesota, Inc., a Delaware corporation (the “Purchaser”). Capitalized terms used in this Agreement shall have the meanings given to such terms in Article I.
BACKGROUND
(A)    The Seller directly owns 100 shares of the Company’s common stock, par value $0.01 (the “Shares”), which represents 100% of the issued and outstanding Capital Stock of the Company. The Company owns, directly or indirectly, all of the outstanding Capital Stock in each of its Subsidiaries.
(B)    The Company is engaged, through its Subsidiaries, in the business of designing, manufacturing, marketing and selling customized, integrated operator control systems for manufacturers of equipment across numerous end markets including aerial work platforms, agriculture, construction, material handling, medical and motorbikes (the “Business”).
(C)    The Seller desires to sell the Shares to the Purchaser and the Purchaser desires to acquire all of the Shares from the Seller on the terms and subject to the conditions set forth herein.
(D)    C&K and the Company are party to (i) that certain Transition Services Agreement dated as of the date hereof, a copy of which is attached hereto as Exhibit E (the “Services Agreement”), and (ii) that certain Manufacturing Supply Agreement dated as of January 1, 2014, a copy of which is attached hereto as Exhibit F (the “Manufacturing Agreement”).
(E)    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Seller’s willingness to enter into this Agreement, Sensata Technologies, Inc., an Affiliate of the Purchaser, has delivered to the Seller and the Company the Guarantee in connection with this Agreement.
(F)    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Seller’s willingness to enter into this Agreement, the Purchaser has delivered to the Seller and the Company a binder, attached hereto as Exhibit A, evidencing the R&W Insurance Policy.
TERMS
NOW, THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

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Article I

DEFINITIONS
Section 1.1.    Definitions. As used herein, the capitalized terms set forth below shall have the following meanings:
“Adjustment Amount” means an amount, determined in accordance with Section 2.4, equal to the sum of (i) the Closing Working Capital Adjustment Amount, plus (ii) the Closing Cash Adjustment Amount, minus (iii) the Closing Indebtedness Adjustment Amount and minus (iv) the Transaction Expenses Adjustment Amount.
“Adjustment Escrow Account” means the separate account into which the Adjustment Escrow Amount is deposited with the Escrow Agent and held by it, subject to the terms and conditions of the Escrow Agreement.
“Adjustment Escrow Amount” means Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000).
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.
“Amended Tax Return Escrow Account” means the separate account into which the Amended Tax Return Escrow Amount is deposited with the Escrow Agent and held by it, subject to the terms and conditions of this Agreement and the Escrow Agreement, for the sole purpose of providing indemnification to the Purchaser Indemnified Parties pursuant to Section 11.1.3.
“Amended Tax Return Escrow Amount” means Five Million Dollars ($5,000,000).
“Antitrust Division” means the Antitrust Division of the U.S. Department of Justice.
“Assets” means, with respect to a particular Person, all of the properties and assets of any kind, whether tangible or intangible, real, personal or mixed, or owned, leased or licensed by such Person.
“Assignment Agreement” means a written agreement pursuant to which CoActive Technologies, LLC, a Subsidiary of C&K, assigns to the Company certain indemnification rights.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the State of New York (USA).
“C&K” means C&K Holdings, Inc., a Delaware corporation.
“Capital Stock” means capital stock or other type of equity interest in (as applicable) a Person.

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“Cash” means, with respect to a particular Person or group of Persons, cash and cash equivalents and marketable securities calculated in accordance with GAAP; and for the avoidance of doubt, Cash shall (i) be calculated net of uncleared checks and drafts issued by such Person or group of Persons, and (ii) include uncleared checks and drafts received or deposited for the account of such Person or group of Persons.
“Claim” means any written demand, claim or formal complaint by any Person alleging that Losses have occurred.
“Closing” means the act of consummating the transactions contemplated to occur hereunder on the Closing Date pursuant to Article III of this Agreement.
“Closing Cash” means an amount equal to the Cash of the Company and its Subsidiaries as of the close of business on the day immediately preceding the Closing Date.
“Closing Cash Adjustment Amount” means an amount (which may be positive or negative) equal to (i) the Closing Cash, as finally determined pursuant to Section 2.4.2, minus (ii) the Estimated Closing Cash.
“Closing Date” means the second Business Day following the date on which all conditions set forth in Article IX (other than those conditions which may only be satisfied by the delivery of documents, the payment of money, the issuance of securities or the taking of other actions at the Closing itself, which shall be so satisfied) have been satisfied or waived by the party or parties hereto entitled to the benefit thereof, or such other date as the parties hereto shall otherwise agree in writing.
“Closing Indebtedness” means an amount equal to the Indebtedness of the Company and its Subsidiaries as of the close of business on the Closing Date, excluding the Indebtedness contemplated by or existing in relation to any of the Credit Agreements or any of the documents, instruments, promissory notes, letters of credit or hedging, swap or similar arrangements contemplated by any of the Credit Agreements.
“Closing Indebtedness Adjustment Amount” means an amount (which may be positive or negative) equal to the Closing Indebtedness, as finally determined pursuant to Section 2.4.2, minus the Estimated Closing Indebtedness.
“Closing Working Capital” means Working Capital as of the Closing Date.
“Closing Working Capital Adjustment Amount” means an amount (which may be positive or negative) equal to (i) the Closing Working Capital as finally determined pursuant to Section 2.4, minus (ii) the Estimated Closing Working Capital; in each case determined in accordance with the Working Capital Methodology.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company Material Adverse Effect” means any event, fact or circumstance, or series of events, facts or circumstances resulting in (a) a material adverse effect on or materially

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adverse change in the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) a material adverse effect on or materially adverse change in the ability of the Seller to consummate this Agreement or the transactions contemplated hereby in accordance with the terms and conditions hereof except, in each case, for those events, facts or circumstances constituting an Excluded Matter.
“Company’s Knowledge” means the actual knowledge (after reasonable investigation and inquiry) of Richard Haueter, John Miller, Joachim Meyer-Quade and Tom Schultz.
“Confidential Information” means, with respect to a particular Person and its Subsidiaries, all information or data of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium owned by such Person or its Subsidiaries and relating to the business, products, or research and development of such Person or its Subsidiaries; provided, however, that “Confidential Information” shall not include such information or data that (i) enters the public domain through no violation by the party (or its Subsidiaries), or any of their respective Representatives, which has the obligation of confidentiality, (ii) is received from a third party not known by such Person to be under any obligation of confidentiality with respect thereto, or (iii) is independently developed without reliance on or reference to any Confidential Information.
“Confidentiality Agreement” means that certain letter agreement dated January 31, 2014, by and between the Seller, the Company, C&K and the Purchaser.
“Contract” means, with respect to a particular Person, any contract, agreement, commitment, note, bond, pledge, lease, mortgage, guaranty, indenture, option, instrument, obligation or commitment that is binding on such Person or its Assets, including any amendments and supplements thereto, but excluding confidentiality agreements entered into in the Ordinary Course.
“Control” means, with respect to a particular Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (the terms “Controlled by” and “under common Control with” shall have correlative meanings).
“Credit Agreements” means the First Lien Agreement and the Second Lien Agreement.
“Current Assets” means the current assets of the Company and its Subsidiaries as determined in accordance with GAAP and the Working Capital Methodology, and as listed on the Form Working Capital Statement.
“Current Liabilities” means the current liabilities of the Company and its Subsidiaries as determined in accordance with GAAP and the Working Capital Methodology, and as listed on the Form Working Capital Statement, but excluding for all purposes the Debt-like Items.
“DCL Elections” means the elections listed on Exhibit D.

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“Debt” means liability for an Obligation.
“Debt-like Items” means the “Debt-like” items set forth on Schedule 1.1.
“Debt-like Items Amount” means the aggregate amount of Debt-like Items.
“Environmental Laws” means any and all Legal Requirements regulating or imposing an obligation or standards of conduct concerning the protection of the environment.
“Environmental Permit” means any and all Permits issued to the Company or any of its Subsidiaries in connection with the operation of the Business in accordance with Environmental Laws applicable to the Business.
“Equity Sponsors” means Littlejohn Fund III, L.P., CITIC Equity Partners II, L.P., ICG European Funds 2006 Limited Partnership and Intermediate Capital Investments Limited.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder or with respect thereto.
“Escrow Agent” means Bank of America, N.A., or failing such bank’s ability or willingness to so serve, such other Person reasonably acceptable to both the Seller and the Purchaser, in its capacity as escrow agent under the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement among the Purchaser, the Seller and the Escrow Agent, in substantially the form attached as Exhibit C.
“Excluded Matter” means (i) the effect of any change that is generally applicable to the industry and markets in which the Company or its Subsidiaries operate, (ii) the effect of any change that is generally applicable to the national economy or the capital or credit markets of any country in which the Company or its Subsidiaries operate or sell their products, (iii) the effect of any change arising in connection with earthquakes, hurricanes or similar catastrophes, acts of war, sabotage or terrorism, military actions or the escalation thereof, (iv) any change in any applicable Legal Requirement; (v) the effect arising from the entry into this Agreement, or the announcement thereof, including the consummation of the transactions contemplated hereby; (vi) the effect of compliance with the terms of this Agreement or actions taken in furtherance of this Agreement at the request of Purchaser; or (vii) any disruption or material change in commodities markets or prices; provided, however, that the changes and effects in the case of clauses (i), (ii), (iii), (iv) and (vii) of this sentence do not disproportionately affect the Company and its Subsidiaries, taken as a whole, in any material respect as compared to similar companies in the industries in which the Company or its Subsidiaries conduct business; provided, further, that any failure by the Company or any of its Subsidiaries or Purchaser to meet projections or forecasts for any period shall not, in and of itself, be deemed to be a Company Material Adverse Effect.
“Financial Statements” means the Year-End Financial Statements and the Interim Financial Statements.

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“First Lien Agreement” means that certain First Lien Senior Credit Agreement entered into as of July 26, 2007, among DeltaTech Controls, Inc., LJ Switch Holdings 1, LLC, LJ Switch Holdings 2, LLC, each lender from time to time party thereto, and Credit Suisse, as administrative agent, swing line lender, L/C issuer and collateral agent, as such from time to time may be amended or modified, extended, restated, supplemented or otherwise refinanced or replaced.
“Form Working Capital Statement” means the Statement of Working Capital attached hereto as Exhibit B, including the instructions and requirements to its preparation included on such Exhibit B.
“FTC” means the U.S. Federal Trade Commission.
“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis and utilizing the same accounting methods, policies, practices and procedures (to the extent such methods, policies, practices and procedures were consistent when applied with generally accepted accounting principles in the United States), with consistent classifications, judgments and estimation methodology used in, the preparation of the Year-End Financial Statements.
“Governmental Approvals” means all authorizations and approvals, or the termination or expiration of any waiting periods prescribed by, any Governmental Entity that are required to legally permit the transfer of the Shares to the Purchaser and the consummation of the transactions contemplated hereby, including those under the HSR Act and any other Legal Requirements that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Governmental Entity” means any government or any political subdivisions thereof, court, arbitral tribunal, administrative agency, tribunal, commission or other governmental or regulatory body or instrumentality deriving its authority from a government or political subdivision, whether domestic (federal, state or local) or foreign.
“Governmental Order” means with respect to a particular Person, any order, writ, judgment, injunction, decree, stipulation or other written determination of any Governmental Entity that is expressly by its terms legally binding on such Person.
“Guarantee” means that certain Guarantee executed and delivered by Sensata Technologies, Inc., as guarantor, to the Seller and the Company on the date of this Agreement and pursuant to which Sensata Technologies, Inc. guarantees the performance and payment of the Purchaser’s obligations hereunder on the terms set forth therein, in the form which has been accepted by the Seller.
“Hazardous Substances” means petroleum products, radioactive material, hazardous, acutely hazardous or toxic substance, material or constituent, or waste defined and regulated as such under any Environmental Laws.
“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

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“Indebtedness” means, without duplication, as of an applicable date, the sum of all amounts (including the current portion thereof) owing by the Company or any of its Subsidiaries (including principal, interest, prepayment penalties or fees, premiums, breakage amounts, expense reimbursements or other amounts payable in connection with prepayment) under the Credit Agreements, or under the following: (i) any obligations for borrowed money, (ii) any obligations evidenced by any note, bond, debenture or other debt security, (iii) any obligations of a Person, other than the Company or its Subsidiaries, secured by a Lien against any of the Company’s or its Subsidiaries’ Assets, (iv) any obligations for or on account of leases required to be capitalized in accordance with GAAP, (v) all obligations for the reimbursement of direct pay letters of credit or similar credit transactions, but only to the extent actually drawn as of such date, (vi) the net amount (which may be a positive or negative number) of any obligations under any currency or interest rate swap or hedging agreement, and (vii) all obligations of the types described in clauses (i) through (vi) above of any Person other than the Company or its Subsidiaries, the payment of which is guaranteed, directly or indirectly, by the Company or any of its Subsidiaries; provided, however, that none of the foregoing shall constitute “Indebtedness” to the extent they involve (i) obligations of the Company to any of its Subsidiaries or obligations to the Company or any of its Subsidiaries by any of the other Subsidiaries of the Company or (ii) any of the Debt-like Items.
“Indemnified Parties” means, as applicable, the Purchaser Indemnified Parties or the Seller Indemnified Parties.
“Indemnified Taxes” means (i) Taxes imposed on the Company or any of its Subsidiaries with respect to any taxable period ending on or prior to the Closing Date or the portion of any Straddle Period ending on the Closing Date (a “Pre-Closing Tax Period”), (ii) any Taxes with respect to Pre-Closing Tax Periods of any other Person imposed on the Company or any of its Subsidiaries (A) by reason of the Company or any of its Subsidiaries on the one hand, and such Person on the other hand, being members of an affiliated, consolidated, combined or unitary group in existence on or prior to Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, (B) as a result of any written agreement, the principal purpose of which is Tax sharing or Tax allocation in existence prior to the Closing Date, or (C) as a transferee or successor as a result of a transfer or transaction that took place prior to the Closing Date, and (iii) Taxes of the Seller or any of its Affiliates other than the Company or any of its Subsidiaries for any taxable period. For the avoidance of doubt, Indemnified Taxes shall include all Taxes attributable to income includable under Code Section 951 with regard to the operations and activities of the Company’s foreign Subsidiaries for taxable periods ending on the Closing Date, including the portion of any Straddle Period ending on the Closing Date, even if such income is includable after the Closing Date.
“Indemnity Escrow Account” means the separate account into which the Indemnity Escrow Amount is deposited with the Escrow Agent and held by it, subject to the terms and conditions of the Escrow Agreement.
“Indemnity Escrow Amount” means One Million Four Hundred Twenty-Five Thousand Dollars ($1,425,000).

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“Intellectual Property” means all of the following: (i) patents, patent applications and patent disclosures, including continuations, divisionals, continuations-in-part, and reexaminations and reissues of patent applications and patents issuing thereon; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; (v) trade secrets, know-how and inventions; and (vi) proprietary computer software (including source code, executable code, data, databases and documentation).
“Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company as of the Interim Balance Sheet Date.
“Interim Balance Sheet Date” means May 31, 2014.
“Interim Financial Statements” means the Interim Balance Sheet and the unaudited consolidated statements of operations, comprehensive losses and cash flow and changes in shareholder’s deficit of the Company and its Subsidiaries for the five-month period ended on the Interim Balance Sheet Date.
“Interim Period” means the period beginning on the date hereof and ending on the Closing Date.
“Internal Revenue Service” means the Internal Revenue Service of the United States federal government.
“Legal Requirement” means, with respect to a particular Person, any statute, law, ordinance, rule or regulation, enacted or promulgated by any Governmental Entity, applicable to such Person, the operation of its business or the ownership of its Assets.
“Liens” means claims, liens, pledges, charges, security interests, mortgages, easements, options, deeds of trust, conditional sales agreement and other encumbrances, voluntarily incurred or arising by operation of Legal Requirements (other than those arising under applicable federal, state and foreign securities laws).
“Loss” or “Losses” means any and all losses, liabilities, obligations, damages, judgments, costs and expenses (including reasonable attorneys’ and experts’ fees and disbursements).
“MSA” means that certain Second Amended and Restated Management Services Agreement dated November 30, 2010 among Littlejohn & Co., L.L.C., CEP Advisory Ltd., CoActive Technologies, LLC, the Seller, C&K, the Company, LJ Keypad Holding, Inc. and LJ Switch Holdings 1, LLC.
“Net C&K Indebtedness” means the amount of the total Indebtedness owing by the Company or any of its Subsidiaries to C&K or any of its Subsidiaries, minus the amount of the total Indebtedness owing by C&K or any of its Subsidiaries to the Company or any of its Subsidiaries.

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“Obligation” means (1) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (2) the right to an equitable remedy for breach of performance, if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.
“Open Source Materials” means all software that contains any open source code, free code, community source code or similar software code or is otherwise distributed as “open source software” or freeware, shareware or public library software or other software, under a similar licensing or distribution model restrictions, the terms of which impose any restrictions on the use of any software in the Business, require any object or source code to be made available to third parties or which in any way limit the ownership of and freedom to act regarding any Company Intellectual Property associated with such software or work that any Seller or the Company has developed using or incorporating such third party software or work.
“Ordinary Course” means, when used with reference to the Company or any of its Subsidiaries, the ordinary course of the Business, consistent with past practices.
“Organizational Documents” means, with respect to a particular Person, the certificate of formation, the operating agreement, partnership agreement, the certificate (or articles) of incorporation or bylaws (or similar charter documents) of such Person.
“Permits” means, with respect to the Company or any of its Subsidiaries, all licenses, permits, franchises, approvals, authorizations issued by any Governmental Entity to permit the conduct of the Business in the Ordinary Course.
“Permitted Liens” means, with respect to the Company or any of its Subsidiaries: (i) Liens for Taxes, assessments, charges, levies or similar amounts not yet due and payable or being contested in good faith; (ii) materialmen’s, mechanics’, landlords’, carriers’, workmen’s and repairmen’s Liens arising in the Ordinary Course and which do not, individually or in the aggregate, materially detract from the value of or impair the use of, any of the Assets of the Company or any of its Subsidiaries; (iii) with respect to the Leased Real Property, (a) statutory, common law and contractual landlord’s Liens under any Real Property Lease, (b) such imperfections or irregularities of title, declarations, easements, rights-of-way, building or use restrictions, prescriptive rights, protrusions, rights and party walls existing restrictions, conditions, ordinances, charges or encumbrances or similar restrictions existing or of record, (c) zoning, building, entitlement and other land use or environmental laws or regulations pertaining to the Leased Real Property, (d) all matters set forth in the Real Property Leases, and (e) any and all Liens encumbering the underlying fee interest of the real property related to the Real Property Leases; and (iv) Liens listed on Schedule 1.1(b) hereto.
“Person” means any natural person, a sole proprietorship, a corporation, a partnership, a limited liability company, a joint venture, an association, a trust, or any other entity or organization, or the non-U.S. equivalents of any of the foregoing, including a Governmental Entity.

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“Present Fair Saleable Value” means the amount that may be realized if the aggregate Assets of the Purchaser (including goodwill) are sold as an entirety with reasonable promptness in an arms-length transaction under present conditions.
“Proceeding” means any lawsuit, arbitration, mediation or other formal proceeding.
“Product Liability Claim” means any Claim arising out of any injury to individuals or damage to property as a result of the use of any product sold by the Company or any of its Subsidiaries which injury or damage is due solely to design defects, manufacturing defects, and/or defects in marketing and excludes claims and transactions pursuant to the Company’s warranty program.
“Purchase Price” means the Closing Payment, as adjusted pursuant to the terms of Section 2.3 and Section 2.4 and, with respect to the Indemnity Escrow Amount, Article XI of this Agreement.
“Purchaser Indemnified Parties” means the Purchaser, the Company, the Company’s Subsidiaries and each of their respective Representatives.
“Purchaser Material Adverse Effect” means any event, fact or circumstance, or series of events, facts or circumstances resulting in a material adverse effect on, or a material adverse change in, the ability of the Purchaser to consummate this Agreement or the transactions contemplated hereby in accordance with the terms and conditions hereof.
“Purchaser’s Knowledge” means the actual knowledge (after reasonable investigation and inquiry) of Edward R. Arnstein and Geert Braaksma.
“R&W Insurance Policy” means that certain insurance policy to be obtained by the Purchaser having an aggregate policy limit not to exceed $19,000,000, a deductible not to exceed $2,850,000 and a premium (including loss mitigation fees) of $645,000, and containing a waiver of subrogation rights in a form acceptable to the Seller.
“Records” means all records, documents and lists pertaining to the Assets and Liabilities of the Company and its Subsidiaries, or the Business, including lists of customers, suppliers or personnel, all product, business and marketing plans and all books, ledgers, files and business records.
“Representatives” means, with respect to a particular Person, such Person’s employees, officers, directors, managers, stockholders, members, partners, investment bankers, attorneys, accountants, agents and other advisors and representatives.
“Second Lien Agreement” means that certain Secured Second Lien Senior Credit Agreement entered into as of July 26, 2007, among DeltaTech Controls, Inc., LJ Switch Holdings 1, LLC, LJ Switch Holdings 2, LLC, DeltaTech Holdings, Inc., each lender from time to time party thereto, and Credit Suisse, as administrative agent and collateral agent, as such from time to time may be amended or modified, extended, restated, supplemented or otherwise refinanced or replaced.

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“Section 11.1.4 Escrow Account” means the separate account into which the Section 11.1.4 Escrow Amount is deposited with the Escrow Agent and held by it, subject to the terms and conditions of the Escrow Agreement.
“Section 11.1.4 Escrow Amount” means Seven Hundred Thousand Dollars ($700,000); provided, however, if the Section 11.1.4 Matters are settled (as described on Section 11.1.4 of the Company Disclosure Schedule) and all amounts required to be paid by the Company or any of its Subsidiaries, if any, are paid pursuant to such settlement, in each case, prior to the Closing, then such amount shall be zero dollars ($0.00); provided, further, if such settlement involves payment of an amount by the Company or any of its Subsidiaries which has not been paid prior to the Closing, then the Section 11.1.4 Escrow Amount shall be the amount which the Company or any of its Subsidiaries has so agreed to pay pursuant to such settlement.
“Section 11.1.4 Matters” means the matters described on Section 11.1.4 of the Company Disclosure Schedule.
“Seller Indemnified Parties” means the Seller and its direct and indirect members, and each of their respective Representatives.
“Seller Material Adverse Effect” means any event, fact or circumstance, or series of events, facts or circumstances resulting in a material adverse effect on, or a material adverse change in, the ability of the Seller to consummate this Agreement or the transactions contemplated hereby in accordance with the terms and conditions hereof.
“Seller’s Knowledge” means the actual knowledge (after reasonable investigation and inquiry) of Tom Schultz and Dan Bouw.
“Subsidiary” means, with respect to a particular Person, another Person of which 50% or more of the Capital Stock is owned, directly or indirectly, by the particular Person.
“Tax” and “Taxes” means (x) any and all taxes, and any and all similar charges, fees, levies, duties, deficiencies, customs or assessments, in each case in the nature of a tax, including any income, gross receipts, ad valorem, net worth, premium, value-added, alternative or add-on minimum, excise, severance, stamp, occupation, windfall profits, real property, personal property, commercial activity, tangible property, sales, use, escheat, abandoned property, capital gains, transfer, transfer gains, estimated, withholding, back-up withholding, employment, unemployment, insurance, social security, FICA, FUTA, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, and franchise taxes imposed by any federal, state, local, or foreign Governmental Entity, and (y) any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any contest or dispute thereof or any Tax Returns or failure to file any Tax Return.
“Tax Authority” means the Internal Revenue Service or any other Governmental Entity having jurisdiction over the determination, assessment and collection of Taxes.

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“Tax Returns” means any and all returns, reports, information statements and amendments thereto, with respect to Taxes required to be filed with the Internal Revenue Service or other Tax Authority.
“Termination Agreement” means a written agreement among Littlejohn & Co., L.L.C., CEP Advisory Ltd., CoActive Holdings, LLC, C&K, Seller, the Company, LJ Keypad Holding, Inc. and LJ Switch Holdings 1, LLC terminating all obligations and liabilities of the Company and its Subsidiaries pursuant to Sections 1, 2, 3 and 4 of the MSA.
“Trade Control Laws” means the Arms Export Control Act (22 U.S.C. § 2778), the International Traffic in Arms Regulations (22 C.F.R. Part 120 et seq.), the Export Administration Regulations (15 C.F.R. Part 730 et seq.) and associated executive orders, and the economic sanctions laws, regulations and associated executive orders administered by the U.S. Department of the Treasury (including the Office of Foreign Assets Control), the U.S. Department of Commerce and the U.S. Department of State and similar laws.
“Transaction Bonuses” means the bonuses payable by the Company or any of its Subsidiaries, to or for the benefit of current or former officers, directors or employees of the Company or any of its Subsidiaries solely as a result of the completion of the transactions contemplated by this Agreement (including the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such bonuses), in each case, as set forth on Section 1.1 of the Company Disclosure Schedule, to the extent not paid prior to the Closing Date.
“Transaction Documents” means this Agreement and the Escrow Agreement.
“Transaction Expenses” means, as applicable and in the case of the Company and its Subsidiaries, all unpaid amounts due from any such Person to attorneys, accountants, financial advisors and other professional service providers, unpaid amounts with respect to Transaction Bonuses and all other unpaid expenses, including $322,500 (which constitutes 50% of the aggregate premium amount for the R&W Insurance Policy), of the Company or any of its Subsidiaries incurred in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby.
“Transaction Expenses Adjustment Amount” means an amount (which may be positive or negative) equal to the Transaction Expenses, as finally determined pursuant to Section 2.4.2 minus the Estimated Transaction Expenses.
“U.S. Subsidiary” means each Subsidiary which is organized pursuant to the laws of a Governmental Entity in the United States.
“United States” means the United States of America.
“Working Capital” means, as of an applicable date, the amount by which the Current Assets exceeds the Current Liabilities, in each case calculated as of such date (unless calculated as of another date as expressly set forth in the Working Capital Methodology or this Agreement).

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“Working Capital Methodology” means the principles set forth on the Form Working Capital Statement to be used for purposes of calculating Working Capital for purposes of this Agreement.
“Working Capital Target” means Twenty Million Seven Hundred Thirty-Five Thousand Dollars ($20,735,000).
“Year-End Financial Statements” means the audited consolidated balance sheets dated as of December 31, 2013 and 2012 and the related audited consolidated statements of operations, comprehensive losses and cash flow and changes in shareholder’s deficit for the years ended December 31, 2013 and 2012, for the Company and its consolidated Subsidiaries.
Section 1.2.    Terms Defined Elsewhere. The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

Term	Section
Agreement	Preamble
Arbitrator	2.4.2
Benefit Plans	5.17.1
Business	Background
Buyer 401(k) Plan	8.3.5
Closing Payment	2.2.1
COBRA	8.3.4
Company	Preamble
Company Disclosure Schedule	Article IV
Company Intellectual Property	5.12.1
Company Know-How	5.12.1
Continuing Employee	8.3.1
Continuing Employer	8.3.1
Covered Persons	13.5
DCL Returns	Section 11.8
DCL Taxes	11.1.3
DCL Years	11.1.3
Determination Date	2.4.2
Disputed Line Items	2.4.2
Dollars	1.3.8
Domestic Benefit Plan	5.17.2
Enforceability Exceptions	4.2
ERISA Affiliate	5.17.1
Escrow Termination Date	Section 11.10
Estimated Closing Cash	2.3
Estimated Closing Indebtedness	2.3

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Term	Section
Estimated Closing Working Capital	2.3
Estimated Transaction Expenses	2.3
Existing Policies	8.5.5
Foreign Plan	5.17.11
Indemnified Persons	8.5.1
Indemnifying Party Representative	11.4.2
Initial Calculation	2.4.1
Insurance Cap	8.5.5
IRS Tax Assessment	Section 11.9
IP Licenses	5.12.6
Leased Real Property	5.24.2
Listed Consents	7.3
Manufacturing Agreement	Background
Material Contracts	5.14
New Plans	8.3.2
Notice of Disagreement	2.4.2
Outside Date	12.1.2
Purchaser	Preamble
Real Property Lease	5.24.2
Section 280G Payment	5.15.2
Seller	Preamble
Seller 401(k) Plan	8.3.5
Seller Bonus(es)	8.6
Seller DCL Direction	Section 11.9
Services Agreement	Background
Shares	Background
Sponsor Indemnitors	8.5.3
Straddle Period	Section 10.5
Third Party Claim	11.4.2
Transfer Taxes	Section 10.4

Section 1.3.    Interpretation. In this Agreement, unless otherwise specified or where the context otherwise requires:
1.3.1.    the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;
1.3.2.    words importing any gender shall include other genders, as the context requires;
1.3.3.    words importing the singular only shall include the plural and vice versa, as the context requires;

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1.3.4.    the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation;”
1.3.5.    the words “hereby,” “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;
1.3.6.    references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;
1.3.7.    references to any Person include the successors and permitted assigns of such Person; and
1.3.8.    references to “Dollars” shall be to U.S. Dollars, and all payments to be made pursuant to this Agreement shall be made in U.S. Dollars.
ARTICLE II

SALE AND PURCHASE OF SHARES
Section 2.1.    Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all right, title and interest in and to the Shares, free and clear of any and all Liens (other than Permitted Liens).
Section 2.2.    Purchase Price Calculation and Payment.
2.2.9.    On the Closing Date, the Purchaser shall make or cause to be made the following payments, with each payment to be made by wire transfer of immediately available U.S. Dollars:
(a)    to an account designated in writing by the Seller prior to Closing, an initial payment equal to: (a) One Hundred Seventy Five Million, Seven Hundred Eighty Two Thousand Dollars ($175,782,000.00); (b) minus the Amended Tax Return Escrow Amount; plus (c) the Estimated Closing Cash; minus (d) the Estimated Closing Indebtedness; minus (e) the Estimated Transaction Expenses; minus (f) the amount payable pursuant to Section 2.2.1(e) below; (g) minus the Section 11.1.4 Escrow Amount; (the amount calculated from clauses (a) through (g), the “Closing Payment”); minus (h) the Adjustment Escrow Amount; minus (i) the Indemnity Escrow Amount; plus (j) the Estimated Closing Working Capital; and minus (k) the Working Capital Target.
(b)    on behalf of the Seller or the Company, as applicable, to the accounts of such Persons to whom Transaction Expenses (other than the Transaction Bonuses) are owed an amount equal to the Estimated Transaction Expenses (other than the Transaction Bonuses) owing to such Persons as designated in the certificate delivered pursuant to Section 2.3; and

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(c)    in respect of Transaction Bonuses, to an account designated in writing by the Company, an amount equal to the aggregate amount of all such Transaction Bonuses;
(d)    on behalf of the Seller or the Company, as applicable, to the accounts of such Persons to whom Closing Indebtedness is owed an amount equal to the Estimated Closing Indebtedness owing to such Persons, less applicable withholding Taxes, as designated in the certificate delivered pursuant to Section 2.3;
(e)    on behalf of the “Borrowers” under the First Lien Agreement, to the accounts of the “Agent” under the First Lien Agreement, an amount necessary to repay in full all outstanding principal, interest, fees and other amounts due and payable under the First Lien Agreement, less applicable withholding Taxes, as designated in the pay-off letter delivered pursuant to Section 9.2.2(g)(i) below;
(f)    to the Escrow Agent, an amount equal to the Adjustment Escrow Amount for deposit into the Adjustment Escrow Account;
(g)    to the Escrow Agent, an amount equal to the Section 11.1.4 Escrow Amount for deposit into the Section 11.1.4 Escrow Account;
(h)    to the Escrow Agent, an amount equal to the Indemnity Escrow Amount for deposit into the Indemnity Escrow Account; and
(i)    to the Escrow Agent, an amount equal to the Amended Tax Return Escrow Amount for deposit into the Amended Tax Return Escrow Account.
2.2.10.    Promptly upon receipt of the funds described in Section 2.2.1(c), but in no event later than the first regularly scheduled payroll cycle after the Closing Date, the Company shall, and the Purchaser shall cause the Company to pay the applicable Transaction Bonus to each employee entitled to such Transaction Bonus as a result of the Closing; provided, that, all payments to any employees pursuant to this Section 2.2.2 shall be net of all applicable withholding Taxes in accordance with Section 2.2.3, and the Company shall deliver to the applicable Tax Authority the appropriate amount of Taxes so withheld as and when required by applicable Legal Requirements.
2.2.11.    Each of the Seller, Company and its Subsidiaries, the Purchaser and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement and the Escrow Agreement to any Person who is an employee of the Company or any of its Subsidiaries or any Person to whom Closing Indebtedness is owed or to whom the Company or any of its subsidiaries is obligated pursuant to the Credit Agreements or any Person to whom Transaction Expenses are paid, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Legal Requirements. If the Seller, the Company or any of its Subsidiaries, the Purchaser or the Escrow Agent, as the case may be, so withholds any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which the Company or any of its Subsidiaries, the Seller, the Purchaser or the Escrow

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Agent, as the case may be, made such deduction and withholding, and such deductions and withholdings shall be paid over to the applicable Governmental Entities.
Section 2.3.    Pre-Closing Deliveries. Not less than three (3) Business Days prior to the Closing Date, the Company shall cause to be prepared and delivered to the Purchaser a certificate signed by an executive officer of the Company attaching: (a) a statement setting forth the Company’s good faith estimate of the Closing Working Capital (including each component item thereof as set forth on the Form Working Capital Statement) (the “Estimated Closing Working Capital”), together with such schedules and data with respect to the determination of the Estimated Closing Working Capital as may be appropriate to support such calculation of Estimated Closing Working Capital; (b) a statement setting forth the Company’s good faith estimate of Closing Cash (“Estimated Closing Cash”); (c) the Company’s good faith estimate of the Closing Indebtedness (the “Estimated Closing Indebtedness”), including the Persons to whom such Closing Indebtedness is owed and a designation of whether such Closing Indebtedness is to be repaid at the Closing, together with a customary pay-off letter for any such Closing Indebtedness which is to be repaid at the Closing (which includes wire instructions from each such Person to whom a repayment of such Closing Indebtedness is to be made); (d) in the case of the Indebtedness under the Credit Agreements, customary releases of Liens and other obligations thereunder; and (e) the Company’s good faith estimate of the Transaction Expenses (the “Estimated Transaction Expenses”), and the Persons to whom such Transaction Expenses are owed, together with wire instructions in the case of payments to be made at the Closing by wire transfer.
Section 2.4.    Post-Closing Purchase Price Deliveries and Adjustments.
2.4.1.    As soon as reasonably practicable following the Closing Date, but in no event later than ninety (90) calendar days thereafter, the Purchaser shall cause to be prepared and delivered to the Seller a certificate signed by the Chief Executive Officer or the Chief Financial Officer of the Purchaser setting forth its good faith calculation (the “Initial Calculation”) of (a) the Closing Working Capital (including each component item thereof as set forth on the Form Working Capital Statement), (b) the Closing Cash, (c) the Closing Indebtedness and (d) the Transaction Expenses, together with the Purchaser’s good faith calculation of the Adjustment Amount, including customary supporting documentation. The Purchaser agrees that, following the Closing through the date that the Adjustment Amount becomes final and binding on the parties hereto in accordance with the terms of this Agreement, it will not take any actions with respect to any accounting books, Records, policies or procedures on which the Adjustment Amount is to be based or derived that would impede, delay or change the determination of Adjustment Amount in the manner and utilizing the methods required by this Agreement.
2.4.2.    If the Seller disagrees in whole or in part with the Initial Calculation, then within forty-five (45) calendar days after its receipt of the Initial Calculation, the Seller shall notify the Purchaser of such disagreement in writing (the “Notice of Disagreement”). Any such Notice of Disagreement shall include a copy of

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the Initial Calculation, marked to indicate those specific line items that are in dispute (the “Disputed Line Items”), and shall be accompanied by the Seller’s calculation of each of the Disputed Line Items and the Seller’s revised calculation of the Closing Working Capital, the Closing Cash, the Closing Indebtedness and the Transaction Expenses, as applicable, as well as the Adjustment Amount, including customary supporting documentation, it being understood that all items that are not Disputed Line Items shall be final, binding and conclusive for all purposes hereunder. In the event that the Seller does not provide a Notice of Disagreement within such forty-five (45) calendar day period, the Seller shall be deemed to have accepted in full the Initial Calculation as prepared by the Purchaser, which shall be final, binding and conclusive for all purposes hereunder. To the extent the Seller provides a Notice of Disagreement within forty-five (45) calendar days after its receipt of the Initial Calculation, all Disputed Line Items shall be resolved as provided below. The Purchaser and the Seller shall use all commercially reasonable efforts for a period of twenty (20) calendar days following the delivery of the Notice of Disagreement (or such longer period as they may mutually agree in writing) to resolve any Disputed Line Items. If, at the end of such twenty (20) day period, the Purchaser and the Seller are unable to resolve such Disputed Line Items, then the New York City, NY office of Deloitte LLP or, failing Deloitte LLP’s willingness to so serve, such other independent certified public accounting firm of recognized international standing as may be mutually selected by the Purchaser and the Seller (the “Arbitrator”), shall resolve any remaining Disputed Line Items in the manner provided below. The Purchaser and the Seller will enter into reasonable and customary arrangements for the services to be rendered by the Arbitrator under this Section 2.4.2. The Arbitrator shall determine as promptly as practicable, whether the Initial Calculation was determined in accordance with the standards set forth in Section 2.4 and whether and to what extent (if any) the Closing Working Capital, the Closing Cash, the Closing Indebtedness or the Transaction Expenses, as applicable, as well as the Adjustment Amount, in each case, as set forth in the Initial Calculation, requires adjustment, limiting its review, however, only to the Disputed Line Items so submitted. The Purchaser and the Seller shall instruct the Arbitrator not to assign a value to any Disputed Line Item greater than the greatest value for such item assigned to it by the Purchaser, on the one hand, or the Seller, on the other hand, or less than the smallest value for such item assigned to it by the Purchaser, on the one hand, or the Seller, on the other hand. The Purchaser and the Seller shall each furnish to the Arbitrator such work papers and other documents and information relating to the calculation of the Closing Working Capital, the Closing Cash, the Closing Indebtedness, the Transaction Expenses and the Adjustment Amount, and shall provide interviews and answer questions, as such Arbitrator may reasonably request. The determination of the Arbitrator shall be final, conclusive and binding on the parties. The date on which all of the Closing Working Capital, the Closing Cash, the Closing Indebtedness, the Transaction Expenses and the Adjustment Amount are finally determined in accordance with this Section 2.4.2 is hereinafter referred as to the “Determination Date.” The fees and expenses of the Arbitrator shall be paid by the Purchaser and the Seller in proportion to the dollar value of the Disputed Line Items determined in favor of the other party. Each party shall be responsible for its own costs and expenses incurred in connection with this Section 2.4.

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2.4.3.    If the Adjustment Amount as finally determined is positive, then within three (3) Business Days following the Determination Date, (a) the Purchaser and the Seller shall provide a joint written instruction to the Escrow Agent to deliver the full Adjustment Escrow Amount to an account designated in writing by the Seller, and (b) the Purchaser shall deliver by wire transfer of immediately available U.S. Dollars to an account designated in writing by the Seller an amount equal to the Adjustment Amount. If the Adjustment Amount as finally determined is a negative number, then within three (3) Business Days following the Determination Date, the Purchaser and the Seller shall provide a joint written instruction to the Escrow Agent to (x) deliver an amount equal to the Adjustment Amount from the Adjustment Escrow Amount to an account designated in writing by the Purchaser, and (y) deliver the amount, if any, equal to the positive difference between the Adjustment Escrow Amount and the absolute value of the Adjustment Amount to an account designated in writing by the Seller. If the Adjustment Escrow Amount is insufficient to pay the Purchaser the full amount owing to it, the Purchaser and the Seller shall promptly provide a joint written instruction to the Escrow Agent to deliver to the Purchaser from the Indemnity Escrow Account an amount equal to the Adjustment Amount minus the Adjustment Escrow Amount.
2.4.4.    The amount of any Adjustment Amount paid pursuant to Section 2.4.3 shall be deemed an adjustment to the Closing Payment.
ARTICLE III

CLOSING
Section 3.1.    Closing. Subject to the terms and conditions of this Agreement, the Closing shall be held at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, Pennsylvania, at 10:00 A.M., local time, on the Closing Date, or at such other place or in such other manner (including electronically without any location) as may be mutually agreeable to the parties hereto.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER
Except as set forth on the disclosure schedule delivered by the Company to the Purchaser in connection with this Agreement (the “Company Disclosure Schedule”) upon the execution and delivery of this Agreement, the Seller hereby represents and warrants to Purchaser as follows:
Section 4.1.    Due Organization; Good Standing; Corporate Power. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
Section 4.2.    Authority and Enforceability. The Seller has the requisite power and authority to execute and deliver this Agreement and the other Transaction

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Documents to which it is a party, to consummate the transactions contemplated hereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation by the Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of the Seller. This Agreement and each of the Transaction Documents to which it is a party has been, or will be when executed and delivered on the Closing Date, duly executed and delivered by the Seller and, assuming the due execution and delivery thereof by the other parties thereto, constitutes (or will constitute) a valid and legally binding obligation of the Seller, enforceable against it in accordance with the terms hereof, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies (the “Enforceability Exceptions”).
Section 4.3.    Title to Shares. Except as disclosed on Section 4.3 of the Company Disclosure Schedule, all of the Shares are owned by the Seller free and clear of any Liens (other than restrictions on transfer under applicable securities Legal Requirements). Upon delivery by the Seller of the certificate(s) evidencing or representing the Shares, the Purchaser will acquire good and valid title to the Shares, free and clear of any Lien (other than restrictions on transfer under applicable securities Legal Requirements and Liens arising from actions or omissions by the Purchaser or any of its Affiliates).
Section 4.4.    Noncontravention. The execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby do not (i) result in or constitute a default, breach or other violation, or an event that, with or without the giving of notice, the lapse of time or both, would constitute a default, breach or other violation, of the Organizational Documents of the Seller; and (ii) except as disclosed on Section 4.4 of the Company Disclosure Schedule, with or without the giving of notice or the lapse of time or both, (A) require any consent, approval, filing or notice under, any provision of any Governmental Approval to be obtained by the Seller, or (B)  violate, result in the breach of, or constitute a default under, any obligations of the Seller, in each of clauses (A) and (B) where such violation, breach or default would have a Seller Material Adverse Effect.
Section 4.5.    Proceedings. As of the date hereof, there is no Proceeding pending or, to the Seller’s Knowledge, threatened in writing against the Seller which seeks to prevent or challenge the transactions contemplated by this Agreement, including the sale of the Shares to the Purchaser.
Section 4.6.    Brokers. Except for William Blair & Company, L.L.C., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

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Section 4.7.    Disclaimer of Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, NEITHER THE SELLER, ANY OF ITS DIRECT OR INDIRECT MEMBERS OR OTHER HOLDERS OF CAPITAL STOCK, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THOSE SET FORTH IN ARTICLE V OF THIS AGREEMENT, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY DISCLAIMED BY THE SELLER, ITS DIRECT OR INDIRECT MEMBERS OR OTHER HOLDERS OF CAPITAL STOCK, AND BY THEIR RESPECTIVE REPRESENTATIVES AND AFFILIATES, IN EACH CASE, WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING: NO REPRESENTATION OR WARRANTY IS MADE BY THE SELLER, ITS DIRECT OR INDIRECT MEMBERS OR OTHER HOLDERS OF CAPITAL STOCK, OR THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES, AND EACH OF THE FOREGOING HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY ESTIMATES, PROJECTIONS, FORECASTS, BUSINESS PLANS, STATISTICAL DATA, FINANCIAL INFORMATION, MEMORANDA, PRESENTATIONS OR ANY OTHER MATERIALS OR INFORMATION (FINANCIAL, LEGAL OR OTHERWISE) DELIVERED, DISCLOSED, DISCUSSED, PROVIDED OR MADE AVAILABLE TO THE PURCHASER, OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (WHETHER ORALLY, ELECTRONICALLY OR IN WRITING), INCLUDING BY MEANS OF ANY MANAGEMENT PRESENTATION, ELECTRONIC DATA ROOM, MEETING, CONFERENCE OR OTHERWISE; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT BE DEEMED TO BE A DISCLAIMER BY THE COMPANY OF ANY OF THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY IT IN ARTICLE V OF THIS AGREEMENT.
ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY
Except as set forth on the Company Disclosure Schedule upon the execution and delivery of this Agreement, the Company hereby represents and warrants to the Purchaser as follows:
Section 5.1.    Due Organization, Good Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority to conduct the Business as it is currently being conducted and to own, lease or license, as applicable, its Assets. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in the United States where the character of its Assets owned, leased or licensed or the nature of its business makes such qualification necessary except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. True, correct and complete copies of the Organizational Documents of the Company have been made available to the Purchaser.

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Section 5.2.    Subsidiaries.
5.2.1.    Except as disclosed on Section 5.2 of the Company Disclosure Schedule, the Company does not have any Subsidiaries and does not (and has not in the last five (5) years), directly or indirectly, own any interest in any other corporation, partnership, limited liability company, limited partnership, joint venture or other business association or entity. Each Subsidiary is duly organized, validly existing and in good standing (or its equivalent) under the laws of its jurisdiction of organization as set forth on Section 5.2 of the Company Disclosure Schedule, with requisite power and authority to conduct its business as it is currently being conducted and to own, lease or license, as applicable, its Assets.
5.2.2.    Each U.S. Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in the United States where the character of its Assets owned, leased or licensed or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. True, correct and complete copies of the Organizational Documents of each of the Company’s Subsidiaries have been made available to the Purchaser.
5.2.3.    All of the issued and outstanding shares of Capital Stock of each of the Company’s Subsidiaries are owned beneficially and of record directly by the Company, or indirectly by one or more of the Company’s other Subsidiaries free and clear of any Liens except: (i) for restrictions on transfer under applicable securities Legal Requirements, (ii) as created by the Purchaser, or (iii) as set forth on Section 5.2.3 of the Company Disclosure Schedule. There are no outstanding options, warrants, calls, convertible or exchangeable securities or other rights or commitments to purchase shares of Capital Stock of any of its Subsidiaries. All Capital Stock of each of the Company’s Subsidiaries has been validly issued and is fully paid and non-assessable.
Section 5.3.    Authority and Enforceability. The Company has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, have been, or will be when executed and delivered on the Closing Date, duly authorized by all necessary corporate action by the Company. This Agreement and the other Transaction Documents to which the Company is a party has been, or will be when executed and delivered on the Closing Date, duly executed and delivered by the Company and, assuming the due execution and delivery by the other parties thereto, constitutes (or will constitute) a valid and legally binding obligation of each of the Company, enforceable against the Company in accordance with the terms hereof, except as enforcement may be limited by Enforceability Exceptions.
Section 5.4.    Capitalization. On the date hereof, the authorized Capital Stock of the Company consists of one hundred (100) shares of common stock, $0.01 par

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value, of which all 100 shares of such common stock are issued and outstanding. The Shares have been duly authorized and validly issued, are fully paid and non-assessable, and none have been issued in violation of any preemptive rights. There are no outstanding options, warrants, rights, calls, or commitments relating to the Shares, and no convertible or exchangeable securities or other rights to purchase the Shares or any other securities in the Company exist.
Section 5.5.    Financial Statements.
5.5.1.    Attached to Section 5.5 of the Company Disclosure Schedule are true and correct copies of the Financial Statements. The Financial Statements (a) have been prepared from the books and Records of the Company and its consolidated Subsidiaries, (b) have been prepared in accordance with GAAP, except that the Interim Financial Statements contain no footnotes and are subject to year-end audit adjustments, none of which are currently expected to be materially adverse individually or in the aggregate, and (c) are accurate and present fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered and as of the respective dates thereof. The Company’s revenue recognition policy is consistent with GAAP.
5.5.2.    The Company has in place systems and processes that, taking into account the stage of development of the Company, are designed to (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that is required to be disclosed in the Financial Statements. Except as disclosed on Section 5.5 of the Company Disclosure Schedule: (a) since July 26, 2007, none of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the Financial Statements; and (b) prior to July 26, 2007, to the Company’s Knowledge, none of the Company, any of its Subsidiaries or any employee, auditor, accountant or representative of the Company or any of its Subsidiaries received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the Financial Statements. To the Company’s Knowledge, there have been no instances of fraud by the Company or any of its Subsidiaries, whether or not material, that occurred during any period covered by the Financial Statements.
5.5.3.    To the Company’s Knowledge, no employee has provided or threatened to provide information to any Governmental Entity regarding the commission by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents of any crime or the violation of any Legal Requirement applicable to the Company, any of its Subsidiaries or any part of their respective operations.

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5.5.4.    During the periods covered by the Financial Statements, the Company’s external auditor was independent of the Company and its management.
5.5.5.    Except for the liabilities: (i) recorded or reserved against on the Interim Balance Sheet; (ii) incurred since the date of the Interim Balance Sheet in the Ordinary Course; (iii) as set forth on Section 5.5 of the Company Disclosure Schedule; (iv) arising solely in the Ordinary Course and in the course of performance after the Closing of the Company’s or any Subsidiary’s obligations under Contracts, Permits, Benefit Plans, Foreign Plans, IP Licenses or Real Property Leases (other than with respect to indemnification obligations that are outside of the Ordinary Course); or (v) in amounts less than $10,000, or in amounts greater than $10,000, but in no event greater than $50,000 in the aggregate for all such amounts greater than $10,000, the Company and its Subsidiaries do not have any material debts, liabilities, demands or obligations of any nature (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise). Neither the Company nor any of the Subsidiaries has any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).
5.5.6.    Section 5.5 of the Company Disclosure Schedule lists: (i) all accounts payable of the Company and its Subsidiaries as of the date of the Interim Balance Sheet Date and the aging thereof, and (ii) any customer deposits or other deposits held by the Company or any of its Subsidiaries as of the date hereof. All accounts payable of the Company and the Subsidiaries that arose after the date of the Interim Balance Sheet have been recorded on the accounting books and records of the Company in accordance with the Company’s past practice. All outstanding accounts payable of the Company and its Subsidiaries represent valid obligations arising from bona fide purchases of assets or services, which assets or services have been delivered to the Company or any of its Subsidiaries.
5.5.7.    Section 5.5 of the Company Disclosure Schedule lists as of the date hereof: (i) each item of Indebtedness of the Company and any of its Subsidiaries and specifies each agreement with respect thereto and the holder thereof, (ii) each Lien to which the Company, any Subsidiary or any of their respective properties, assets or undertakings is subject or bound and each agreement with respect thereto, and (iii) each other instrument, document or agreement entered into in connection with such Indebtedness.
5.5.8.    Neither the Company nor any of its Subsidiaries has: (i) made a general assignment for the benefit of creditors; (ii) filed, or had filed against it, any bankruptcy petition or similar filing; (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets; (iv) admitted in writing its inability to pay its debts as they become due; or (v) been convicted of, or pleaded guilty or no contest to, any felony. Neither the Company nor any of its Subsidiaries is insolvent. None of the Company’s or any of its Subsidiaries’ current employees has (i) to the Company’s Knowledge, been convicted of, or pleaded guilty or no contest to, any felony in connection

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with the performance of such employee’s duties on behalf of the Company or any of its Subsidiaries during the prior five (5) years or (ii) disclosed in writing to the Company or any of its Subsidiaries any guilty or no contest pleas or any felony convictions.
Section 5.6.    Proceedings. Except as disclosed on Section 5.6 of the Company Disclosure Schedule and except for such Proceedings or investigations by a Governmental Entity in which an adverse determination would not be materially adverse to the Company, as of the date hereof, (a) there is no Proceeding pending or, to the Company’s Knowledge, threatened in writing against the Company, its Subsidiaries, any of their respective Assets or, solely with respect to such Person’s capacity as such, any director, officer or employee of the Company or its Subsidiaries, and (b) to the Company’s Knowledge, there is no investigation by a Governmental Entity pending or threatened in writing against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to (i) any settlement agreement with ongoing obligations or (ii) an outstanding judgment. The representations and warranties made in this Section 5.6 do not apply to matters covered by Section 5.13 (Environmental Matters), Section 5.16 (Labor Matters), Section 5.17 (Employee Benefit Plans) or Section 5.23 (Tax Matters).
Section 5.7.    Legal Compliance; Governmental Orders. Except as disclosed on Section 5.7 of the Company Disclosure Schedule, to the Company’s Knowledge, the Company and each Subsidiary thereof are and have been since January 1, 2012, in compliance with all Legal Requirements, except where the failure to be in compliance would not be materially adverse to the Company. None of the Company nor its Subsidiaries is subject to or in violation in any material respect of, any Governmental Order. The representations and warranties made in this Section 5.7 do not apply to matters covered by Section 5.8 (Foreign Corrupt Practices Act), Section 5.13 (Environmental Matters), Section 5.15 (Employees), Section 5.16 (Labor Matters), Section 5.17 (Employee Benefits Plans), Section 5.20 (Permits), or Section 5.23 (Tax Matters).
Section 5.8.    Foreign Corrupt Practices Act and Trade Control Laws. Neither the Company, nor any of its Subsidiaries has authorized and, to the Company’s Knowledge, none of their respective managers, directors, officers, agents or employees has made on behalf of the Company or any of its Subsidiaries any unlawful payments to any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, or otherwise violated in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar Legal Requirement of a foreign jurisdiction. The Company has complied and is in compliance with all applicable Legal Requirements under the Trade Control Laws. The Company has not been cited or fined for past or present failure to comply with the Trade Control Laws and no Proceeding with respect to any alleged non-compliance is pending or, to the Company’s Knowledge, threatened.
Section 5.9.    Title to Assets. Except as disclosed on Section 5.9 of the Company Disclosure Schedule, each of the Company and its Subsidiaries has good and marketable title to or, in the case of leased properties and Assets, a valid leasehold interest in, all of the material tangible Assets owned or leased by such company, free and clear of

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all Liens (other than Permitted Liens). The tangible Assets currently used in the operation of the Business are in working order (reasonable wear and tear and scheduled maintenance excepted) and such Assets constitute all of the tangible assets necessary to operate the Business as currently conducted. The representations and warranties made in this Section 5.9 do not apply to matters covered by Section 5.12 (Intellectual Property).
Section 5.10.    Key Customers and Suppliers. Section 5.10 of the Company Disclosure Schedule contains a true, correct and complete list identifying the top ten (10) customers of the Company and its Subsidiaries taken as a whole (determined based on the amount of revenue generated by the Company and its Subsidiaries for the 2013 calendar year calculated in dollars) and the top ten (10) suppliers to the Company and its Subsidiaries taken as a whole (determined based on the amount of purchases by the Company and its Subsidiaries for the 2013 calendar year calculated in dollars). None of such customers or suppliers has terminated or provided written (or to the Company’s Knowledge, oral) notice to the Company or its Subsidiaries in accordance with the requirements of its Contracts with the Company or one or more of its Subsidiaries, that it will terminate or materially reduce purchases from, or supplies to, the Company and its Subsidiaries.
Section 5.11.    Noncontravention.The execution, delivery and performance by the Company of this Agreement and any other Transaction Documents to which it is a party do not (i) result in or constitute a default, breach or other violation or an event that, with or without notice or the lapse of time or both, would constitute a default, breach or other violation of the Organizational Documents of the Company or any of its Subsidiaries; (ii) except as disclosed on Section 5.11 of the Company Disclosure Schedule, violate (with or without the giving of notice or the lapse of time or both), or require any Governmental Approval or Permit applicable to the Company or any of its Subsidiaries, or (iii) except as disclosed on Section 5.11 of the Company Disclosure Schedule, with or without the giving of notice or the lapse of time or both (x) violate, result in the breach of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Company or its Subsidiaries under, or (y) result in the creation of any Liens (other than Permitted Liens) upon all or any portion of the Assets pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their Assets are bound.
Section 5.12.    Intellectual Property.
5.12.1.    Section 5.12.1 of the Company Disclosure Schedule sets forth a true, correct and complete list of all patented or registered Intellectual Property (or applications related thereto), as well as unregistered trademarks, trade names, service marks and service names which are owned by the Company or any of its Subsidiaries or which are used by the Company or any of its Subsidiaries in the operation of the Business as currently conducted (the “Company Intellectual Property”) (setting forth, for each item of Company Intellectual Property, the full legal name of the owner of record, applicable jurisdiction, status, application or registration number, and date of application, registration or issuance, as applicable, and including the following information: (A) for each Company patent, all upcoming due dates and filing deadlines up to and including

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the date that is nine months after the date hereof; (B) for each registered trademark, trade name or service mark, the class of goods covered; (C) for each URL or domain name, any renewal date and the name of registry.
5.12.2.    Except as disclosed on Section 5.12.2 of the Company Disclosure Schedule, the Company or one or more of its Subsidiaries owns and possesses all right, title and interest in and to each item of Company Intellectual Property, free and clear of any Liens other than Permitted Liens. Except as disclosed on Section 5.12.2 of the Company Disclosure Schedule, (i) the Company and its Subsidiaries have the right to use all trade secrets and know-how which are both used by the Company or any of its Subsidiaries in and material to the operation of the Business as currently conducted (the “Company Know-How”), and (ii) the Company and its Subsidiaries have taken all reasonable actions in conformity with customary local standards where the Business is conducted for similarly-situated business, to protect the Company Know-How. All current and, since January 1, 2010, all former employees, contractors and consultants who created or developed any Company Intellectual Property or Company Know-How executed or are subject to agreements containing confidentiality and inventions assignment provisions in customary form designed for the purpose of providing reasonable protection to the Company’s and its Subsidiaries’ ownership of the Company Intellectual Property and Company Know-How.
5.12.3.    Except as disclosed on Section 5.12.3 of the Company Disclosure Schedule, the Company has complied with all the requirements of all United States and foreign patent offices and all other applicable Governmental Entities to maintain the Company patents in full force and effect, including payment of all required fees when due to such offices or agencies. Other than prior art references cited in the applicable patent office file history of any Company patent (a complete copy of which the Company has delivered to the Purchaser), there are no prior art references or prior public uses, sales, offers for sale or disclosures that could invalidate the Company patents or any claim thereof, or of any conduct the result of which could render the Company patents or any claim thereof invalid or unenforceable.
5.12.4.    The use of the Company Intellectual Property by the Company or any of its Subsidiaries as previously used, as currently used and, with respect to Company products currently under development and for which there is a customer contract, as currently constituted and as proposed to be used, has not infringed and does not and will not infringe any other Person’s copyrights, trade secret rights, right of privacy, right in personal data, moral right, patent, trademark, service mark, trade name, firm name, logo, trade dress, mask work or other Intellectual Property right, or give rise to any claim of unfair competition under any applicable Law.
5.12.5.    Except as disclosed on Section 5.12.4 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received written notice of any infringement by the Company or any of its Subsidiaries of the rights of any Person with respect to such Person’s Intellectual Property. To the Company’s Knowledge, no Person is infringing any of the Company Intellectual Property or misappropriating any

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of the Company Know-How. Except as disclosed on Section 5.12.4 of the Company Disclosure Schedule, no Proceeding by any Person contesting the validity, effectiveness, enforceability, use, registration or ownership of any of the Company Intellectual Property or any of the Company Know-How is pending or is threatened in writing.
5.12.6.    All license agreements related to any Intellectual Property which is used by and licensed to the Company or any of its Subsidiaries in connection with the operation of the Business as currently conducted, excluding licenses for commercially-available off-the-shelf software, licenses between the Company and any of its Subsidiaries or between or among its Subsidiaries, implied licenses that cover patented products purchased or otherwise acquired by the Company or any Subsidiary thereof, licenses to use customer Intellectual Property in connection with the manufacture or supply of products for such customers, and licenses the absence of which would not be materially adverse to the Company, are disclosed on Section 5.12.6 of the Company Disclosure Schedule. The license agreements disclosed on Section 5.12.6 of the Company Disclosure Schedule are collectively referred to in this document as the “IP Licenses” and each an “IP License.” All IP Licenses are valid and enforceable against the Company or a Subsidiary, as applicable, and, to the Company’s Knowledge, each IP License is valid and enforceable against the other parties thereto, in each case except as enforcement may be limited by the Enforceability Exceptions. Neither the Company nor any Subsidiary has received written notice of a default or breach by the Company or any Subsidiary, under any IP License.
5.12.7.    Neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries to any other Person.
5.12.8.    Except as permitted by and in accordance with an IP License, the Company has not incorporated any third-party Intellectual Property or Open Source Materials into, or combined third-party Intellectual Property or Open Source Materials with, any Company Intellectual Property, and the Company Intellectual Property does not require the use of any third-party Intellectual Property or Open Source Material to function in its intended fashion.
5.12.9.    There is no governmental prohibition or restriction on the use of any Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries in any jurisdiction in which the Company or any Subsidiary currently conducts or has conducted business or on the export or import of any of the Company Intellectual Property from or to any such jurisdiction.
5.12.10.    The consummation of transactions contemplated by this Agreement will not alter, impair or otherwise adversely affect any rights of the Company or any of its Subsidiaries in any Company Intellectual Property or IP Licenses.
Section 5.13.    Environmental Matters.

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5.13.1.    Except as disclosed in Section 5.13 of the Company Disclosure Schedule, (a) the Company and each of its Subsidiaries are and at all times have been in compliance with applicable Environmental Laws and Environmental Permits, (b) the Company and its Subsidiaries have obtained and have maintained in full force and effect all Environmental Permits that are used in the operation of the Business as currently conducted, and (c) there has been no disposal, release or threatened release of Hazardous Substances by or on behalf of the Company or any of its Subsidiaries on, under, in, from or around the Leased Real Property that has subjected, or would reasonably be expected to subject, the Company or any Subsidiary to liability under any Environmental Law.
5.13.2.    Except as disclosed in Section 5.13 of the Company Disclosure Schedule, as of the date hereof there are no Proceedings pending or, to the Company’s Knowledge, threatened in writing against the Company, alleging a violation of any Environmental Law or any Environmental Permit, or alleging a release of Hazardous Substances.
5.13.3.    Neither the Company nor any of its Subsidiaries has during the past ten (10) years received written or oral notice from any Governmental Entity regarding any actual or alleged material violation of or material liability or material investigatory, corrective or remedial obligation or claim for response costs under any Environmental Law applicable to its operations at or occupancy of any current or former owned or leased operating locations, including without limitation, the Leased Real Property.
5.13.4.    Neither the Company nor any of its Subsidiaries is subject to any actual or threatened written demand, notice, request for information, claim, order, directive or complaint, in each case asserting a material remedial obligation or liability under any Environmental Law with respect to conditions at any of the current or former owned or leased operating locations, including without limitation, the Leased Real Property.
5.13.5.    Except as set forth in Section 5.13 of the Company Disclosure Schedule, there are not presently at any of the current or former operating locations including, without limitation the Leased Real Property, any underground sumps, pits, underground storage tanks or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Substances, any dump or landfill or other unit for the treatment or disposal of Hazardous Substances, any wetlands or filled in land, PCBs, toxic mold, or asbestos containing materials, in each case that has resulted or would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental Law.
5.13.6.    The Company has provided the Purchaser with copies of all environmental assessments, reports, audits and other material documents in its possession or control that relate to the representations in this Section 5.13.

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Section 5.14.    Material Contracts.
5.14.1.    Section 5.14 of the Company Disclosure Schedule sets forth a list of all Contracts described in clauses (a) through (n) below to which the Company or a Subsidiary is a party or by which it or its Assets is bound excluding purchase orders delivered or accepted in the Ordinary Course (“Material Contracts”):
(a)    each Contract that requires the payment or incurrence of liabilities by the Company or any Subsidiary, subsequent to the date of this Agreement, of more than $300,000 in any calendar year;
(b)    any Contract relating to the purchase of any of the Capital Stock of the Company or any of its Subsidiaries, other than Contracts in connection with Benefit Plans;
(c)    each Contract that requires the rendering of supply of products, of more than $300,000 in any calendar year, including Contracts with independent sales representatives;
(d)    each Contract entered into since January 1, 2012 involving the acquisition or disposition by the Company or any of its Subsidiaries of a business as a going concern, whether by sale of securities, sale of assets, merger, consolidation, amalgamation or similar transaction;
(e)    each Contract governing any partnership, joint venture, teaming arrangement or other similar Contract involving payments of more than $300,000 in any calendar year, in either case entered into since January 1, 2012;
(f)    each Contract (i) restricting the ability of the Company or any Subsidiary to compete in any material respect in the Business in any jurisdiction or market, (ii) containing exclusivity obligations binding on and material to the operation of the Business, or (iii) grants a most-favored nation status to any Person, other than the Company or any of its Subsidiaries, in a manner that is material to the operation of the Business;
(g)    each Contract with the Seller or any of its members, or with any director or officer of the Seller, its members, the Company or its Subsidiaries, other than Contracts relating to the employment of any employee, that requires the payment or incurrence of liabilities of more than $300,000 in any calendar year, under which there are remaining obligations of either party after the Closing;
(h)    each Contract of the Company or any Subsidiary in which a Governmental Entity is a party;
(i)    each Contract for capital equipment or other capital expenditures that provides for ongoing payments by the Company or any Subsidiary in excess of $300,000 in any calendar year;
(j)    the Manufacturing Agreement and the Services Agreement;

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(k)    any Contract evidencing Indebtedness in excess of $300,000;
(l)    any Contract evidencing the guaranty by the Company or any of its Subsidiaries of any obligation of any Person for borrowed money or other guaranty or bond;
(m)    each Contract with a labor union or organization or collective bargaining agreement; and
(n)    each Contract with any consultant, contractor or salesperson, including any commission or sales agreement providing for ongoing payments by the Company or any Subsidiary in excess of $100,000 in any calendar year.
For the avoidance of doubt, Material Contracts do not include Real Property Leases, Contracts in connection with Intellectual Property, Contracts in connection with Benefit Plans or any other employment agreement.
5.14.2.    Each Material Contract and each other Contract that constitutes a purchase order delivered or accepted in the Ordinary Course is valid and legally binding obligation of the Company or the Subsidiary party thereto and, to the Company’s Knowledge, any other party thereafter, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Neither the Company nor any Subsidiary party to a Material Contract, nor to the Company’s Knowledge, any other party thereto, is in material breach or default of any Material Contract.
Section 5.15.    Employees.
5.15.1.    Section 5.15 of the Company Disclosure Schedule sets forth a true, correct and complete list of the names; job titles; as to employees employed in the U.S., whether classified as exempt or non-exempt for wage and hour purposes; annual base compensation; whether paid on a salary, hourly or commission basis; annual bonus potential; date of hire; work location; status (i.e., active or inactive and if inactive, the type of leave and, if known, estimated duration); and the total amount of bonus (other than Seller Bonuses and Transaction Bonuses), severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby of the employees of the Company and its Subsidiaries. Except with respect to employees of The People’s Republic of China Subsidiaries (who, in accordance with the laws of The People’s Republic of China, are required to have “employment contracts” (as defined under applicable Legal Requirement)) and as provided on Section 5.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any employment agreements with its employees listed on such schedule. Except as set forth on Section 5.15 of the Company Disclosure Schedule, to the Company’s Knowledge, no such employee listed on Section 5.15 of the Company Disclosure Schedule has expressed any plans to terminate his or her employment with the Company or any of its Subsidiaries.
5.15.2.    Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the

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occurrence of any additional or subsequent events) result in any payment or benefit that will or may be made by any of the Company or its Subsidiaries that may be characterized as an “excess parachute payment” within the meaning of Section 280G(b) of the Code and the regulations thereunder (“Section 280G Payment”).
Section 5.16.    Labor Matters.
5.16.1.    Except as disclosed on Section 5.16.1 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to any collective bargaining or similar agreement with any labor union or organization, nor are any organized groups of its employees represented by any labor union. Except as disclosed in Section 5.16.1 of the Company Disclosure Schedule, there is no pending, or to the Company’s Knowledge, threatened, labor dispute, work slowdown, work stoppage, unfair labor practice or other employment-related charge or complaint, strike, investigation by a Governmental Entity, or Proceeding involving the Company or any of its Subsidiaries. To the Company’s Knowledge, there have been no labor union organizing activities at the Company’s or any of its Subsidiaries’ facilities since January 1, 2010, except as disclosed on Section 5.16.1 of the Company Disclosure Schedule.
5.16.2.    Except as disclosed in Section 5.16.2 of the Company Disclosure Schedule, the Company and each of its Subsidiaries are, and since January 1, 2008 have been, in compliance in all material respects with all Legal Requirements applicable to employment of their respective employees with respect to employment and employment practices, terms and conditions of employment, wages and hours, overtime pay, payroll documents, equal opportunity, immigration compliance, occupational health and safety, termination of discharge, plant closing and mass layoff requirements affirmative action, workers’ compensation, disability, unemployment compensation, whistleblower laws, collective bargaining, and the payment of all applicable Taxes (including the full payment of all required social security contributions, employment insurance contributions, withholdings), and neither the Company nor any of its Subsidiaries is in any material violation of any applicable Law concerning classification or retention of independent contractors. All Employees employed in the United States are authorized to work in the United States and a Form I-9 has been properly completed and retained with respect to each such Employee or former employee. The provisions of this Section 5.16.2 shall not apply to matters covered by other subsections of this Section 5.16, or matters covered by Section 5.17 (Employee Benefit Plans).
5.16.3.    To the Company’s Knowledge, no employee of the Business is in violation, breach or default, in any material respect, of any confidentiality or non-disclosure agreement or any other Contract, with the Company or any of its Subsidiaries, or any other Person as a result of the employee’s performance of services for the Company or any of its Subsidiaries.

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Section 5.17.    Employee Benefit Plans.
5.17.1.    Section 5.17.1 of the Company Disclosure Schedule sets forth a true and correct list of the pension, social insurance, retirement, profit-sharing, stock bonus, deferred compensation, bonus, incentive, performance, stock option, phantom stock, stock purchase, restricted stock, change of control, cafeteria, fringe benefit, voluntary employees’ beneficiary associations under Section 501(c)(9) of the Code, premium conversion, medical, hospitalization, vision, dental or other health, life, disability, severance, termination or other employee benefit plan (within the meaning of Section 3(3) of ERISA), program, arrangement, agreement or policy currently maintained by, sponsored by, or contributed to by the Company or any of its ERISA Affiliates for the benefit of the employees or directors or former employees or directors of the Company and its Subsidiaries (hereinafter, “Benefit Plans”), but excluding each Seller Equity or Bonus Plan. Any Benefit Plan that is a (a) stock option, restricted stock, profits interest or phantom equity grant in respect of the equity of the Seller or any indirect owner of the Company, or (b) a non-recurring bonus arrangement which is maintained and payable by the direct, or any indirect, owner of the Company or the Seller shall be referenced herein as a “Seller Equity or Bonus Plan”. “ERISA Affiliate” means (i) a member of any “controlled group” (as defined in Section 414(b) of the Code) of which the Company is a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with the Company, (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which the Company is a member, or (iv) an entity required to be aggregated with the Company pursuant to Section 414(o) of the Code. Neither the Company nor any of its Subsidiaries has any obligation under any of the Seller Equity or Bonus Plans.
5.17.2.    Except as disclosed on Section 5.17.2 of the Company Disclosure Schedule, all Benefit Plans maintained by, sponsored by, or contributed to solely by the Company for the benefit of the employees or former employees of the Company and its Subsidiaries who perform services within the United States (and excluding any Foreign Plan and any benefit plan maintained by an ERISA Affiliate that is subject to the Legal Requirements or applicable custom or rule of a jurisdiction outside of the United States for the benefit of employees who perform services outside the United States), (each such Benefit Plan, a “Domestic Benefit Plan”), and all such Domestic Benefit Plans have been operated in material compliance with their respective terms (other than Seller Equity or Bonus Plans). With respect to each Domestic Benefit Plan, there have been no non-exempt prohibited transactions and no breaches of fiduciary duty that could reasonably be expected to result in the Purchaser incurring liability.
5.17.3.     With respect to each Domestic Benefit Plan (but excluding each Seller Equity or Bonus Plan), Seller has made available to Purchaser true and complete copies of: (i) all Domestic Benefit Plan documents; (ii) all funding and administrative arrangement documents; (iii) the latest favorable determination or opinion letter received from the Internal Revenue Service regarding the qualification of each Domestic Benefit Plan covered by Section 401(a) of the Code; (iv) the most recently filed Form 5500 for each Domestic Benefit Plan (if applicable); and (v) each summary plan

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description and each summary of material modification regarding the terms and provisions thereof.
5.17.4.    Other than with respect to a Seller Equity or Bonus Plan, there are no pending or, to the Company’s Knowledge, threatened, in writing, claims by or on behalf of any Domestic Benefit Plan, or by or on behalf of any participants or beneficiaries of any Domestic Benefit Plan (other than routine claims for benefits), alleging any violation of ERISA or other applicable Legal Requirement, or alleging a violation of the terms of any such plan, and to the Company’s Knowledge, no Benefit Plan is the subject of any pending or threatened, in writing, investigation or audit by any Governmental Entity.
5.17.5.    The Company does not sponsor or contribute to, nor within the six years preceding the date hereof has sponsored or contributed to, any plan subject to Title IV of ERISA (including any “multiemployer plan” within the meaning of Section 3(37) of ERISA), the Company does not have any liability with respect to any such plan of an ERISA Affiliate, and as of the Closing Date, no ERISA Affiliate of the Company has any partial or complete withdrawal liability with respect to such a multiemployer plan or incurred an “accumulated funding deficiency” within the meaning of Code Section 412; or has requested or received a waiver of the minimum funding standards of Section 412 of the Code with respect to such a plan subject to Title IV of ERISA.
5.17.6.    Each Domestic Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to its form, or may rely upon a favorable opinion letter from the Internal Revenue Service.
5.17.7.    No Domestic Benefit Plan provides health or life insurance benefits following retirement or other termination of employment, except to the extent required by the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or applicable state insurance law.
5.17.8.    All required contributions under the Domestic Benefit Plans have been made on a timely basis and there is no present or future obligation or liability or unfunded liability with respect to any period prior to the Closing Date, including but not limited to any retroactive premium adjustments or adjustment on a contract termination basis, under any of the Domestic Benefit Plans (other than Seller Equity or Bonus Plans).
5.17.9.    No Domestic Benefit Plan has resulted or would, if operated in accordance with its terms, result in the payment by an participant therein of interest or additional tax on nonqualified deferred compensation under Section 409A(a)(1)(B) of the Code.
5.17.10.    Except as set forth on Section 5.17.10 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, will (i) result in any

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material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any person under any Domestic Benefit Plan, (ii) materially increase any benefits otherwise payable under any Domestic Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.
5.17.11.     Each Benefit Plan maintained or contributed to by the Company or any of its ERISA Affiliates under the law or applicable custom or rule of a jurisdiction outside of the United States for the benefit of employees of the Company and its Subsidiaries who perform services outside the United States (and excluding each Domestic Benefit Plan) (each such plan, a “Foreign Plan”) is disclosed on Section 5.17.11 of the Company Disclosure Schedule. With respect to each Foreign Plan, (i) such Foreign Plan is in compliance in all material respects with the provisions of the applicable Legal Requirements of each jurisdiction in which such Foreign Plan is maintained, (ii) such Foreign Plan has been administered in all material respects in accordance with its terms, (iii) to the Company’s Knowledge, as of the date hereof, there are no pending investigations by any Governmental Entity involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan) against such Foreign Plan, and (iv) there is no material liability as of the Closing Date with respect to such Foreign Plan that is not fully insured, or fully accrued on the Financial Statements. In addition, neither the Company nor any of its Subsidiaries have any material liability with respect to any employee pension plan of an ERISA Affiliate under the law or applicable custom or rule of a jurisdiction outside of the United States for the benefit of employees of such Affiliate who perform services outside the United States.
Section 5.18.    Broker. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 5.19.    Insurance. Section 5.19 of the Company Disclosure Schedule discloses a true, correct, and complete list of the insurance policies which cover the Assets and operations of the Company or any of its Subsidiaries, in each case setting forth the policy number and type of coverage, maintained on its respective Assets, and with respect to its employees and the Business. All such insurance policies are valid, binding and enforceable in accordance with their terms against the respective insurers, except as enforcement may be limited by the Enforceability Exceptions. There have been no claims against such insurance policies by the Company or any of its Subsidiaries as to which the insurers have denied coverage or otherwise reserved rights.
Section 5.20.    Permits. Except as disclosed on Section 5.20 of the Company Disclosure Schedule, except for Environmental Permits (which are covered in Section 5.13) and except Permits for those the absence of which would not have a Company Material Adverse Effect, the Company and its Subsidiaries have, and since January 1, 2012 have had, in full force and effect all Permits used in the conduct of the Business as

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currently conducted and, (i) excluding any violation, default or lapse of a Permit which would not have a Company Material Adverse Effect, no such Permit has lapsed and neither the Company nor any of its Subsidiaries is in violation or default under any such Permit, and (ii) neither the Company nor any of its Subsidiaries has received written or oral notice of any proceedings pending or threatened, relating to the suspension, revocation or modification of any material Permit which is required for the operation of the Business.
Section 5.21.    Absence of Certain Changes or Events. Except as contemplated or permitted by, or as a consequence of, this Agreement, since the Interim Balance Sheet Date, the Company and its Subsidiaries have conducted the Business in the Ordinary Course and no Company Material Adverse Effect has occurred. Without limiting the generality of the foregoing, except as set forth on Section 5.21 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has:
(a)    granted any Lien (other than a Permitted Lien or any other Lien arising from Indebtedness of less than $100,000) upon any of its Assets;
(b)    sold, transferred, licensed or leased any of its Assets, except in the Ordinary Course;
(c)    sold, assigned, granted or otherwise transferred or disposed of rights under any of its Intellectual Property, or, except in the Ordinary Course, abandoned, cancelled or otherwise failed to maintain any such rights;
(d)    revalued on its books and records any of its Assets, including writing down the value of inventory or writing off receivables;
(e)    acquired the stock of any business or Assets which constitute an ongoing business enterprise, or entered into any licensing arrangement or joint venture, in connection with the Business;
(f)    issued or sold any shares of its Capital Stock or debt securities or granted any option, warrant or other right for the purchase of such securities;
(g)    declared or paid dividends on or distributions in respect of its Capital Stock or directly or indirectly redeemed, purchased or otherwise acquired its Capital Stock;
(h)    cancelled or compromised any material Indebtedness owed to or by it, or waived or released any right of material value other than in the Ordinary Course;
(i)    suffered any physical damage, destruction or loss (whether or not covered by insurance) causing a Company Material Adverse Effect;
(j)    made any change in the accounting principles, methods, Records or practices followed by it or depreciation or amortization policies or rates theretofore adopted;

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(k)    other than in the Ordinary Course, made or suffered any amendment or termination of any Material Contract;
(l)    other than in the Ordinary Course, paid, or made any accrual or arrangement for payment of, any increase in compensation or bonuses of any kind to any employee or officer of the Company or any of its Subsidiaries;
(m)    amended or terminated any Domestic Benefit Plan or labor agreement affecting any employee of the Company or any of its Subsidiaries;
(n)    other than in the Ordinary Course, laid off or terminated the employment of any employee of the Company or any of its Subsidiaries;
(o)    except as required by applicable Legal Requirements, (A) settled or compromised any Claim, controversy or Proceeding relating to a material amount of Taxes, (B) made any change to any of its Tax elections or methods of Tax accounting, (C) amended or refiled any previously filed material Tax Return or (D) entered into or terminated any material agreements with a Taxing Authority; or
(p)    obligated itself to do any of the foregoing.
Section 5.22.    Product Liability Claims. Section 5.22(a) of the Company Disclosure Schedule discloses a true, correct and complete list of each Product Liability Claim paid by the Company or any of its Subsidiaries or their respective insurance carriers since January 1, 2012, and each outstanding Product Liability Claim, in each case, for amounts in excess of $50,000 individually.
5.22.1.    Except as described on Section 5.22(b) of the Company Disclosure Schedule, and except for that which is reflected in the Interim Balance Sheet or in the Debt-like Items: (1) during the past five (5) years, no unresolved product warranty, recall or similar Claims have been made against the Seller, the Company or any of its Subsidiaries in connection with the Business, (2) none of the Seller, the Company or any of its Subsidiaries has received (in connection with any product manufactured, sold or distributed by, or in connection with any service provided in connection with, the Business) any unresolved notice of any (i) Claim or allegation of personal injury, death, or property or economic damages, (ii) product recall, (iii) Claim for punitive or exemplary damages, (iv) Claim for contribution or indemnification, or (v) Claim for injunctive relief, and (3) to the Company’s Knowledge, there are no material design defects which have not been corrected in any product manufactured, sold or distributed by the Company during the past five (5) years
Section 5.23.    Tax Matters. Except as otherwise disclosed on Section 5.23 of the Company Disclosure Schedule:
5.23.1.    The Company and its Subsidiaries have filed all income and other material Tax Returns required by Legal Requirement to have been filed (taking into account extensions of time to file) and all such Tax Returns were true, correct and

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complete in all material respects. The unpaid Taxes, whether or not due, of the Company and its Subsidiaries for periods through the date of the Interim Financial Statements do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) in the Interim Financial Statements; and all Taxes attributable to the period from and after the date of the Interim Financial Statements and continuing through the Closing are attributable to the conduct by the Company and its Subsidiaries of its operations in the ordinary course of business. All Taxes which the Company or any of its Subsidiaries is obligated to withhold or collect from amounts owing to any employee, creditor, third party or other Person have been fully withheld or collected and properly paid on a timely basis to the appropriate Governmental Entity and all information and other Tax Returns related thereto have been timely filed. All Taxes that have become due of the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid.
5.23.2.    There is no current Claim concerning any material Tax liability of the Company or any of its Subsidiaries asserted by any Tax Authority in writing.
5.23.3.    Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension has not yet expired.
5.23.4.    No written claim has been made by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction.
5.23.5.    Neither the Company nor any of its Subsidiaries (1) has been the “distributing corporation” or the “controlled corporation” with respect to a transaction intended to qualify under Section 355 of the Code, (2) has received any written private ruling from any Taxing Authority, (3) has entered into any written agreement with a Taxing Authority with respect to material Taxes, or (4) is a party to any agreement the principal purpose of which is Tax sharing or allocation.
5.23.6.    There is no property or obligation of the Company or any of its Subsidiaries, including uncashed checks to vendors, customers, or employees, non-refunded overpayments or unclaimed subscription balances, that is currently or previously escheatable to any Governmental Entity under any applicable escheatment laws, as of the date hereof.
5.23.7.    The Company has made available to the Purchaser (i) complete and correct copies of income Tax Returns of the Company and its Subsidiaries for all taxable periods ending on or after December 31, 2009, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company or its Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has

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not yet expired. The Company has made available to the Purchaser complete and correct copies of all other material Tax Returns of the Company and its Subsidiaries relating to Taxes for all taxable periods ending on or after December 31, 2009.
5.23.8.    Neither the Company nor any of its Subsidiaries is subject to Tax in a country in which it is not organized by virtue of having a permanent establishment, fixed place of business, or otherwise. All payments by, to, or among the Company and its Subsidiaries comply in all respects with all applicable transfer pricing requirements imposed by any Governmental Entity, and the Company has made available accurate and complete copies of all transfer pricing documentation prepared pursuant to Treasury Regulations Section 1.6662-6 (or any similar foreign statutory, regulatory, or administrative provision) by or with respect to the Company and/or its Subsidiaries.
5.23.9.    Each of the Company and its Subsidiaries is currently in compliance with all terms and conditions of any Tax incentive, Tax holiday or other Tax reduction agreement or order of a Governmental Entity and including the Maquiladora in Mexico, of which any of the Company or its Subsidiaries is a party or a beneficiary thereof and any such agreements or orders are listed on the Section 5.23 of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is a party to a gain recognition agreement under Section 367 of the Code which is still in effect.
5.23.10.    Each of the Company and its Subsidiaries has (i) properly remitted to the appropriate Governmental Entity all sales, value-added and similar Taxes that were properly collected by the Company or any of its Subsidiaries and (ii) returned all such Taxes erroneously collected from any Person to such Person (or, if such Person cannot be located or is no longer in business, remitted such Taxes to the appropriate Governmental Entity).
5.23.11.    Neither the Company nor any of its Subsidiaries is, or has been, a party to any “reportable transaction,” as defined in Code Section 6707A(C)(1) and Regulations Section 1.6011-4(b)(2).
5.23.12.    Neither the Company nor any of its Subsidiaries is a “passive foreign investment company” within the meaning of Code Section 1297. Neither the Company nor any of its Subsidiaries is a “controlled foreign corporation” as defined in Code Section 957, and neither the Company nor any of its Subsidiaries has had or will have any subpart F income within the meaning of Section 954 of the Code in any taxable year, including its current taxable year.
5.23.13.    The Seller is a partnership for United States federal income Tax purposes.
5.23.14.    No foreign Subsidiary of the Company that is not a United States Person (x) is engaged in the conduct of a trade or business within the United States or is treated as or considered to be so engaged or (y) has an investment in ‘United States property’ within the meaning of Section 956(c) of the Code.

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5.23.15.    Neither the Company nor any of its Subsidiaries owns any interest in an entity, including the Subsidiaries, that is treated as a partnership for federal income tax purposes or that is treated as a disregarded entity for federal income tax purposes, and Section 5.23.1 lists any entity classification election, and the date thereof, made with respect to any Subsidiary of the Company for federal income Tax purposes.
5.23.16.    Except as otherwise disclosed on Section 5.23 of the Company Disclosure Schedule: (a) there will be no withholding Taxes required to be withheld on any payments required to be made under this Agreement, including with respect to the Purchase Price, payment of Transaction Expenses, the Closing Indebtedness and repayment of Indebtedness under the Credit Agreements, but not including the Transaction Bonuses; and (b) there are no Taxes that will be imposed on the Company, the Subsidiaries or the Purchaser, or for which any of them would be liable on account of the transactions contemplated under this Agreement by a foreign Governmental Entity, including Germany and Mexico.
5.23.17.    There are no encumbrances for Taxes (other than encumbrances described in clause (i) of the definition of Permitted Liens) upon any of the Assets of the Company.
5.23.18.    Since July 26, 2007, and, to the Knowledge of the Company prior to July 26, 2007, neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group. Neither the Company or any of its Subsidiaries has any liability for the Taxes of any Person other than the Company nor any of its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by Contract. Neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income or exclude any material item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any adjustment pursuant to Section 481 of the Code (or any predecessor provision) or any similar provision of state, local or foreign law by reason of any change in any accounting methods made or applied for on or prior to the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) any deferred intercompany gain or excess loss account described in U.S. Treasury Regulations under Code Section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign law), (iv) any installment sale or open transaction disposition made on or prior to the Closing Date, (v) any prepaid amount received on or prior to the Closing Date or (vi) any election under Section 108(i) of the Code made on or before the Closing Date.
5.23.19.    Neither the Company nor any of its Subsidiaries is or has ever been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20, Treasury Regulation Section 1.1502-36 or Treasury Regulation Section 1.337

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(d)-2(b) or any corresponding or similar provision of state, local, or non-U.S. income Tax law.
5.23.20.    Neither the Company nor any of its Subsidiaries is currently or, with respect to open Tax years, has been the subject of or party to any audit or examination.
Section 5.24.    Real Property.
5.24.1.    None of the Company or any of its Subsidiaries owns any real property.
5.24.2.    Section 5.24.2 of the Company Disclosure Schedule discloses a true, correct and complete list of (i) all Contracts (including all amendments and supplements thereto) pursuant to which the Company or any of its Subsidiaries leases, subleases or otherwise occupies (each, a “Real Property Lease” and collectively, the “Real Property Leases”) any real property (each, the “Leased Real Property”) and (ii) the Leased Real Property. True, correct and complete copies of the Real Property Leases have been made available to the Purchaser. Subject to the Enforceability Exceptions, the Company and each of its Subsidiaries (as the case may be) has validly existing and enforceable leasehold, subleasehold or occupancy interests (as the case may be) in the Leased Real Property and the Real Property Leases are in full force and effect. There are no existing defaults under any Real Property Lease by the Company or its Subsidiaries (as applicable) or, to the Company’s Knowledge, the lessor thereunder. No event has occurred which (with notice, lapse of time or both) would constitute a breach or default under any Real Property Lease by the Company or its Subsidiaries (as applicable) or, to the Company’s Knowledge, any other party thereto. Each Real Property Lease constitutes the entire agreement of the parties thereto with respect to such Leased Real Property. The Company has not received any written notice of default under any Real Property Lease that remains uncured beyond any applicable notice and cure period and, to the Company’s Knowledge, no other party or parties to any Real Property Lease is in default thereunder. Except for the Real Property Leases disclosed on Section 5.24.2 of the Company Disclosure Schedule, the consummation of the transaction contemplated by this Agreement will not require any consent or approval or any landlord or sublandlord under any such Real Property Lease. Neither the Company nor any of its Subsidiaries has received any written notice from any landlord or sublandlord or any other party of the termination of any Real Property Lease.
5.24.3.    Except as disclosed on Section 5.24.3 of the Company Disclosure Schedule (i) no written notice of a condemnation Proceeding has been received by the Company or any of its Subsidiaries with respect to Leased Real Property; (ii) there are no subleases, licenses or assignments to which the Company or any of its Subsidiaries is a party granting to any party or parties other than the Company or one of its Subsidiaries the right of use or occupancy of any portion of the Leased Real Property; and (iii) there are no parties (other than the Company or any of its Subsidiaries) in possession of any such Leased Real Property.

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5.24.4.    Except as set forth on Section 5.24.4 of the Company Disclosure Schedule, (a) all of the installments of rent and other amounts required to be paid or accrued by the Company under the Real Property Leases are current and (b) no amount due under the Real Property Leases has been paid more than 30 days in advance of its due date, in each case, except for those payments that are subject to reconciliations under the Real Property Leases.
5.24.5.    The Leased Real Property constitutes all real property used by the Company in connection with the Business as currently conducted.
Section 5.25.    Affiliated Transactions. Except as set forth on Section 5.25 of the Company Disclosure Schedule, no officer, director or Affiliate of the Company or its Subsidiaries is a party to any agreement, contract, commitment or transaction with the Company or its Subsidiaries or has any interest in any property used by the Company or its Subsidiaries.
Section 5.26.    Bank Accounts. Section 5.26 of the Company Disclosure Schedule sets forth each of the bank accounts of the Company and its Subsidiaries, together with the authorized signatories for such accounts.
Section 5.27.    Disclaimer of Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V, NEITHER THE COMPANY, ANY OF ITS DIRECT OR INDIRECT STOCKHOLDERS OR OTHER HOLDERS OF CAPITAL STOCK, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THOSE SET FORTH IN ARTICLE IV OF THIS AGREEMENT, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY DISCLAIMED BY THE SELLER, ITS DIRECT OR INDIRECT STOCKHOLDERS OR OTHER HOLDERS OF CAPITAL STOCK AND BY THEIR RESPECTIVE REPRESENTATIVES AND AFFILIATES, IN EACH CASE, WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NO REPRESENTATION OR WARRANTY IS MADE BY THE COMPANY, ITS DIRECT OR INDIRECT STOCKHOLDERS OR OTHER HOLDERS OF CAPITAL STOCK, OR THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES, AND EACH OF THE FOREGOING HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE (AS IT RELATES TO THE REPRESENTATIONS AND WARRANTIES IN SECTION 5.9 ABOVE), OR ANY ESTIMATES, PROJECTIONS, FORECASTS, BUSINESS PLANS, STATISTICAL DATA, FINANCIAL INFORMATION, MEMORANDA, PRESENTATIONS OR ANY OTHER MATERIALS OR INFORMATION (FINANCIAL, LEGAL OR OTHERWISE) DELIVERED, DISCLOSED, DISCUSSED, PROVIDED OR MADE AVAILABLE TO THE PURCHASER, OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (WHETHER ORALLY, ELECTRONICALLY OR IN WRITING), INCLUDING BY MEANS OF ANY

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MANAGEMENT PRESENTATION, ELECTRONIC DATA ROOM, MEETING, CONFERENCE OR OTHERWISE; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT BE DEEMED TO BE A DISCLAIMER BY THE SELLER OF ANY OF THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY IT IN ARTICLE IV OF THIS AGREEMENT.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to the Company as follows:
Section 6.1.    Due Organization; Good Standing; Corporate Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
Section 6.2.    Authority and Enforceability. The Purchaser has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of the Purchaser. This Agreement and each of the Transaction Documents to which the Purchaser is a party has been, or will be when executed and delivered on the Closing Date, duly executed and delivered by the Purchaser and, assuming due execution and delivery by the other parties thereto, constitutes (or will constitute) a valid and legally binding obligation of the Purchaser, enforceable against it in accordance with the terms hereof, except that such enforcement may be limited by the Enforceability Exceptions.
Section 6.3.    Noncontravention. The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby do not (i) result in or constitute a default, breach or other violation, or an event that, with or without the giving of notice, the lapse of time or both, would constitute a default, breach or other violation, of the Organizational Documents of the Purchaser; and (ii) except as disclosed on Section 6.4 of the Purchaser Disclosure Schedule, with or without the giving of notice or the lapse of time or both, (A) violate or require any consent, approval, filing or notice under, any provision of any Governmental Approval to be obtained by the Purchaser, or (B) violate result in the breach of, or constitute a default under, or result in the acceleration of the performance of any obligations of the Purchaser, in each of clauses (A) and (B) where such violation, breach, default or acceleration would have a Purchaser Material Adverse Effect.
Section 6.4.    Proceedings. As of the date hereof, there is no Proceeding pending or, to the Purchaser’s Knowledge, threatened in writing against, the Purchaser

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which seeks to prevent or challenge the transactions contemplated by this Agreement, including the purchase of the Shares from the Seller.
Section 6.5.    Investment Representations. The Purchaser is and will be acquiring the Shares for its own account, for investment and not with a view toward resale or distribution thereof in violation of any federal or state securities laws. The Purchaser will not offer, sell, transfer, assign, pledge or hypothecate any Shares in the absence of registration, or pursuant to an applicable exemption under, federal and all applicable state securities laws. The Purchaser is an “Accredited Investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as in effect as of the Closing Date. The Purchaser acknowledges and confirms that the Sellers have made available to each of them and their Representatives such opportunity to ask questions of the personnel of the Company and its Subsidiaries, as well as access to the offices, Assets and Records of the Company as the Purchaser has requested, and it has made such investigation of the Seller, the Company and its Subsidiaries, and their respective businesses, operations, Assets, liabilities, Records and personnel, as the Purchaser has deemed necessary or appropriate and has had its questions and other inquiries answered to its reasonable satisfaction.
Section 6.6.    Financial Ability and Solvency. The Purchaser has access to, and on the Closing Date will have access to, sufficient funds to make the payments required to be made by the Purchaser in connection with the transactions contemplated by this Agreement and to perform its obligations with respect to the transactions contemplated by this Agreement. The Purchaser acknowledges that its obligations set forth in this Agreement are not contingent or conditioned upon any Person’s ability to obtain or have at the Closing sufficient funds to make the payments to be made in connection with the transactions contemplated by this Agreement or for the Purchaser to perform its obligations with respect to the transactions contemplated by this Agreement. The Purchaser has delivered, or cause to be delivered to the Seller, a true and complete fully executed copy of the Guarantee, dated as of the date hereof. Immediately after the Closing, (i) the amount of the Present Fair Saleable Value of the Purchaser’s Assets will, as of such date, exceed all of all its liabilities, contingent or otherwise, as of such date, (ii) the Purchaser will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (iii) the Purchaser will be able to pay its Debts as they become absolute and mature, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case after giving effect to the transactions contemplated hereby.
Section 6.7.    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.
Section 6.8.    No Other Representations

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PURCHASER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV AND ARTICLE V, NONE OF THE SELLER, THE COMPANY, THEIR RESPECTIVE DIRECT AND INDIRECT STOCKHOLDERS, MEMBERS OR OTHER HOLDERS OF CAPITAL STOCK, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, TO THE PURCHASER, AND THE SELLER, THE COMPANY, THEIR RESPECTIVE DIRECT AND INDIRECT STOCKHOLDERS, MEMBERS OR OTHER HOLDERS OF CAPITAL STOCK, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES AND AFFILIATES AND PURCHASER HAS DISCLAIMED ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO REPRESENTATION OR WARRANTY HAS BEEN MADE TO IT, AND ALL OTHER REPRESENTATIONS OR WARRANTIES HAVE BEEN DISCLAIMED, WITH RESPECT TO (A) MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE (AS IT RELATES TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 5.9 ABOVE), AND (B) ANY FINANCIAL INFORMATION, STATISTICAL DATA, MEMORANDA, PRESENTATIONS OR ANY OTHER MATERIALS OR INFORMATION (FINANCIAL, LEGAL OR OTHERWISE) DELIVERED, DISCLOSED, DISCUSSED, OR MADE AVAILABLE TO THE PURCHASER OR ANY OF ITS DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES (WHETHER ORALLY, ELECTRONICALLY OR IN WRITING), INCLUDING THROUGH MEANS OF ANY MANAGEMENT PRESENTATION, ELECTRONIC DATA ROOM, MEETING, CONFERENCE OR OTHERWISE.
ARTICLE VII

PRE-CLOSING COVENANTS
Section 7.1.    Operation of Business. The Company hereby covenants and agrees with the Purchaser that during the Interim Period, except as otherwise contemplated by this Agreement (including the Company Disclosure Schedule) or agreed by the Purchaser, the Company and its Subsidiaries shall conduct the Business solely in the Ordinary Course, taking into account the pending transactions under this Agreement and the actions to be undertaken by the Seller, the Company or its Subsidiaries pursuant to this Agreement and the other Transaction Documents. Except as disclosed on Section 7.1 of the Company Disclosure Schedule or as contemplated in this Section 7.1, during the Interim Period, without the prior written consent of the Purchaser, the Company shall not, nor shall it permit any of its Subsidiaries to:
7.1.1.    amend its Organizational Documents;
7.1.2.    incur or commit to incur any loan borrowings, other than borrowings in the Ordinary Course permitted by existing lines of credit or loan agreements, including the Credit Agreements;

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7.1.3.    establish, adopt, enter into or make any new grants or awards under or amend any Domestic Benefit Plan;
7.1.4.    issue, sell, transfer, redeem or repurchase, or agree to issue, sell transfer, redeem or repurchase, any of its Capital Stock;
7.1.5.    enter into, extend, modify, terminate or renew any Material Contract, except in the Ordinary Course or except with respect to the Credit Agreements;
7.1.6.    split, combine, reclassify or modify, or authorize any split, combination, reclassification or modification of the terms of any Capital Stock;
7.1.7.    sell, transfer or otherwise dispose of any of its Assets not in the Ordinary Course having a sale price exceeding $300,000 in the aggregate;
7.1.8.    except in the Ordinary Course, increase the salary, bonus, or other compensation payable or paid to any director, officer or manager or any other employees of the Company or any of its Subsidiaries;
7.1.9.    except in the Ordinary Course, lay off or terminate the employment of any employee of the Company or any of its Subsidiaries;
7.1.10.    enter into, extend, modify, terminate or renew any labor agreement affecting any employee of the Company or any of its Subsidiaries;
7.1.11.    make any change in any method of accounting or auditing practice, including any working capital procedures or practices, other than changes required as a result of changes in GAAP or applicable Legal Requirements; or
7.1.12.     (A) make or change any Tax election, except as contemplated by this Agreement in Section 11.8, (B) change any annual Tax accounting period, (C) adopt or change any method of Tax accounting, (D) settle any Claim or assessment in respect of an amount of Tax, or (E) enter into any “closing agreement” with any Governmental Entity.
Section 7.2.    Access to Information. During the Interim Period and subject to the terms of the Confidentiality Agreement, the Company will, and will cause its Subsidiaries to, cooperate with, and provide the Purchaser and its Representatives, during normal business hours, with customary access to the Records, Contracts, and Assets of the Company and its Subsidiaries, and to the officers and employees of the Company and its Subsidiaries, and furnish to the Purchaser and its Representatives information with respect to the Company and its Subsidiaries as the Purchaser or its Representatives may reasonably request; provided, however, that the provision of such access will not be required to the extent that the provision of such access would unreasonably disrupt the normal operations of the Company; and provided, further, however, that the Purchaser shall pay the reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries to provide such access and cooperation. Notwithstanding the foregoing, (a)

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neither the Purchaser nor its Representatives shall have access to product marketing or pricing information of the Company or its Subsidiaries or any other information which the Seller, the Company or its Subsidiaries reasonably believes cannot lawfully be furnished to the Purchaser and (b) in no event shall the Purchaser or any of its Representatives be permitted to perform any invasive sampling or testing, including but not limited to any sampling or testing of any air, surface or ground water, soil or otherwise.
Section 7.3.    Approvals and Consents. Prior to the Closing Date, each of the parties hereto shall, as applicable to such party, make all filings with and provide all notices to all appropriate Governmental Entities required to be made pursuant to any Legal Requirements and use reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders from all Persons, including from any Governmental Entity, that are disclosed on Schedule 5.11 or Schedule 7.3 hereto (the “Listed Consents”); provided, however, in no event shall the Seller, the Company or any of its Subsidiaries be required to expend more than a de minimis amount of funds, take any action or omit to take any action, or enter into any agreement or arrangement, other than those which it reasonably determines to be insignificant or immaterial, in order to obtain a Listed Consent. The provisions of this Section 7.3 shall not apply to Governmental Approvals involving the HSR Act or any other Legal Requirements involving antitrust or competition matters, all of which are governed by the provisions of Section 7.7.
Section 7.4.    Confidentiality. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
Section 7.5.    Update Schedules. No less than five (5) Business Days prior to the Closing Date, the Company may supplement or amend, from time to time, the Company Disclosure Schedules (including by adding additional disclosure schedules relating to matters covered in Article V hereto) to properly reflect matters, if any, arising after the date hereof or, in the case of matters that are based on Company’s Knowledge, matters, if any, of which the Seller first acquires such knowledge after the date hereof. In the event that the changes to the Company Disclosure Schedules resulting from such supplements and amendments give rise to a Company Material Adverse Effect or the failure of the conditions set forth in Sections 9.2.2(a)(ii) or 9.3.1(a), the Purchaser may either (i) terminate this Agreement without liability to any party hereto as set forth in the next succeeding sentence, or (ii) not so terminate this Agreement, in which event any breach of any representation or warranty made by the Seller or the failure of the conditions set forth in Sections 9.2.2(a)(ii) or 9.3.1(a) (which would otherwise exist absent such supplements and amendments) will be deemed to be a loss for which indemnification may be sought by the Purchaser under Article XI, to the extent the breach or failure relates to information that is supplemented or amended. In order to terminate this Agreement pursuant to this Section 7.5, the Purchaser must give notice of such termination to the Seller within three (3) Business Days following receipt from the Company of such supplemented or amended schedules. In the event that the Purchaser terminates this Agreement pursuant to this Section 7.5, such termination shall be the Purchaser’s sole

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remedy hereunder, and no party hereto shall have any further liability or obligation to the other.
Section 7.6.    Cooperation. The parties shall cooperate with each other and use their reasonable best efforts to cause the conditions to Closing set forth in Article IX to be satisfied as soon as reasonably practicable after the date hereof. The provisions of this Section 7.6 shall not apply to Governmental Approvals involving the HSR Act or any other Legal Requirements involving antitrust or competition matters, all of which are governed by the provisions of Section 7.7.
Section 7.7.    Antitrust Notification.
7.7.1.    Each party shall, in cooperation with the other parties: (a) file or cause to be filed, (i) no later than the fifth (5th) Business Day following the date hereof, any reports or notifications that may be required to be filed prior to the Closing by such party under the HSR Act (with the FTC and the Antitrust Division) and under any Legal Requirements of any foreign Governmental Entity having jurisdiction over antitrust or competition matters; and (b) furnish to the other parties all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by such other parties as described in clauses (i) and (ii) above. The parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and to obtain all other Governmental Approvals pursuant to any other Legal Requirements of any foreign Governmental Entity having jurisdiction over antitrust or competition matters as soon as practicable, avoid extension of any waiting period under the HSR Act or any other similar Legal Requirements, and respond to any inquiries received and supply, as promptly as practicable, any additional information and documentary material that may be requested by any Governmental Entity pursuant to the HSR Act or any other Legal Requirements of any foreign Governmental Entity having jurisdiction over antitrust or competition matters. No party will enter into any agreement with a Governmental Entity not to consummate the transactions contemplated by this Agreement due to Legal Requirements involving antitrust or competition matters, except with the prior written consent of the other parties.
7.7.2.    Without limiting the generality of the provisions of Section 7.7.1, to the extent permissible under applicable Legal Requirements, each party shall, in connection with the efforts referenced in Section 7.7.1 to obtain all requisite Governmental Approvals, terminations of waiting periods for the transactions contemplated by this Agreement under the HSR Act or any other Legal Requirements relating to antitrust and competition matters, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the FTC, the Antitrust Division or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the

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transactions contemplated hereby, (iii) unless it decides for commercially reasonable reasons not to do so, permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the Antitrust Division or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, (iv) unless it decides for commercially reasonable reasons not to do so, give the other party the opportunity to attend and participate in such meetings and conferences, (v) in the event one party is prohibited by applicable Legal Requirements or by the applicable Governmental Entity from participating in or attending any meetings or conferences, keep the other promptly and reasonably apprised with respect thereto and (vi) cooperate in the submission of any memoranda, white papers, filings, presentations, correspondence, or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Entity.
7.7.3.    If necessary to obtain any Governmental Approvals pursuant to any applicable Legal Requirements governing antitrust or competition matters, or if any Proceeding, including any Proceeding by a Governmental Entity or a private party, is instituted (or threatened to be instituted), challenging any transaction contemplated by this Agreement as violative of any such applicable Legal Requirements, each party shall cooperate with the other and use its reasonable best efforts to (i) obtain the termination of any waiting period or any required Governmental Approvals, (ii) contest and resist any such Proceeding, or (iii) avoid the entry of or take such action as reasonably necessary to overturn any Proceeding by any Governmental Entity or any private party to block consummation of this Agreement (and the transactions contemplated herein), including by defending any Proceeding brought by any Governmental Entity or any private party in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Legal Requirements so as to permit consummation of the transactions contemplated by this Agreement, provided that the parties shall cooperate with one another in connection with all Proceedings related to the foregoing in this Section 7.7.3 or in the second sentence of Section 7.7.1; provided, however, that nothing shall restrict or limit any party’s right to terminate the Agreement pursuant to Section 12.1.2 hereof.
7.7.4.    The Purchaser shall be responsible for the payment of all filing fees applicable to the Notification and Report Form filed pursuant to the HSR Act or any filings required by any Legal Requirements of any foreign Governmental Entity.
Section 7.8.    Exclusivity. From the date of this Agreement until the earlier of either (a) the Closing or (b) the termination of this Agreement, neither the Seller, the Company nor any of its Subsidiaries will, directly or indirectly through their respective Representatives, solicit, initiate or knowingly encourage any proposals or offers from, or participate in any negotiations with, or enter into any Contract with, or provide or make available any information to, any Person other than the Purchaser, its Affiliates,

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Representatives and possible sources of financing, relating to any proposal or offer involving a sale or disposition of any equity interest in the Company (whether by direct or indirect sale, merger, consolidation, recapitalization, reorganization or otherwise) or any sale or disposition of any material Assets of the Company, other than in the Ordinary Course or as otherwise expressly permitted or contemplated by other provisions of this Agreement.
Section 7.9.    Section 280G Approval. Prior to the Closing Date, if necessary to enable the Company or any of its Subsidiaries to avoid being subject to the limitations of Section 280G of the Code and the applicable regulations thereunder imposed on the deduction of Section 280G Payments, the Seller shall submit to its equity holders for approval, meeting the requirements of Section 280G(b)(5)(B) of the Code and the applicable regulations thereunder, all Section 280G Payments, such that in the event of such approval the deduction of such payments and benefits will not be limited by the application of Section 280G of the Code and the applicable regulations thereunder. The Seller shall provide to the Purchaser any materials distributed to its equity holders pursuant to this Section 7.9 within a reasonable period of time prior to distribution to such equity holders and such materials shall be subject to the prior review and approval of the Purchaser, which approval shall not be unreasonably conditioned, withheld or delayed.
Section 7.10.     Net C&K Indebtedness. On or prior to the Closing Date, the Company shall eliminate, and shall cause each of its Subsidiaries to eliminate, the Net C&K Indebtedness.
Section 7.11.     Debt-like Items. Prior to the Closing Date, none of the Seller, the Company or the Company’s Subsidiaries shall take any action, other than in the Ordinary Course of Business, which causes an increase in the Debt-like Items Amount.
Section 7.12.     Seller 401(k) Plan. Effective prior to the Closing Date, the Seller shall transfer the sponsorship of the Seller 401(k) Plan from the Company to the Seller and effective upon the Closing Date shall cause the unvested portion, if any, of the account balance of any employee of the Company or its Subsidiaries in the Seller 401(k) Plan to become fully vested.
ARTICLE VIII

POST-CLOSING COVENANTS
Section 8.1.    Records. After the Closing and for a period of seven (7) years thereafter, the Company shall preserve all Records that are in its control (including those located at third party storage sites) and that are pertinent to the Business. Upon reasonable written notice, the Company shall furnish, and the Purchaser shall cause to be furnished, to the Seller and its Representatives during normal business hours, such Records as is reasonably requested by the Seller, including for the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax or other Claim or Proceeding; provided, however, that the provision of such access will not be required to the extent that the provision of such access would unreasonably disrupt the normal operations of the

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Company; and provided, further, however, that the Seller shall pay the reasonable out-of-pocket costs incurred by the Company to provide such access and cooperation.
Section 8.2.    Further Assurances After Closing. If, at any time after the Closing, any party reasonably determines that further action is necessary to effectuate the transactions contemplated hereby in accordance with the terms and conditions of this Agreement, the other parties shall take or cause to be taken all such action as may be reasonably requested and execute, deliver and file, or cause to be executed, delivered and filed, all such documentation as may be reasonably requested; provided, however, that the party requesting such action shall pay the reasonable out-of-pocket costs incurred by the party to take such action. Further, after the Closing, the parties hereto shall cooperate with each other in connection with the investigating and defending of any claims, Proceedings or investigations by any Governmental Entities related to this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby.
Section 8.3.    Employee Matters.
8.3.1.    For a period of twelve (12) months after the Closing Date, with respect to employees of the Company and its Subsidiaries who are employed by the Company or any of its Subsidiaries on the Closing Date (the “Continuing Employees”), the Company shall and shall cause the applicable employer (the “Continuing Employer”) to, and the Purchaser shall cause each Continuing Employer to, take all action necessary to provide that each Continuing Employee’s compensation and benefits shall be on terms and conditions substantially comparable in the aggregate to the compensation and benefits (exclusive of any equity-based compensation) applicable to such Continuing Employee immediately prior to the Closing Date; provided, however, that nothing herein is intended to limit the right of the Company or Continuing Employer to terminate the employment of any Continuing Employee.
8.3.2.    The Company shall and shall cause each other Continuing Employer to, and the Purchaser shall cause each Continuing Employer to, recognize all accrued but unused vacation and sick pay of the Continuing Employees as of the Closing Date. For purposes of eligibility and vesting under the employee benefit plans of the Purchaser or Continuing Employer and their respective Affiliates providing benefits to any Continuing Employees after the Closing Date (the “New Plans”), and for purposes of accrual of vacation and other paid time off and severance benefits under applicable New Plans, each Continuing Employee shall be credited with his or her years of service with the Seller as reflected on the information set forth on Section 5.15 of the Company Disclosure Schedule, the Company and any of its Subsidiaries (and any additional service with any predecessor employer) before the Closing Date, to the same extent as such Continuing Employee was entitled, before the Closing Date, to credit for such service under any similar Benefit Plan to the fullest extent permitted by Legal Requirements. In addition, and without limiting the generality of the foregoing: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Benefit Plan in which such Continuing Employee participated immediately

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before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, the Company shall and shall cause each other Continuing Employer to, and the Purchaser shall cause each Continuing Employees to, waive all pre-existing condition exclusions of such New Plan for such Continuing Employee and his or her covered dependents, and the Company shall and shall cause each other Continuing Employer to, and the Purchaser shall cause each Continuing Employer to, cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents under a Benefit Plan during the portion of the plan year of the New Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been incurred under and in accordance with such New Plan.
8.3.3.    Immediately following the Closing, the Seller shall the transfer of the Continuing Employees’ health-care and dependent-care spending accounts balances (determined as of the Closing Date) under the Seller’s flexible spending account plan to Purchaser’s or Continuing Employer’s flexible spending account plan. On and after the date of such transfer, Purchaser’s or Continuing Employer’s flexible spending account plan shall be responsible for reimbursement of eligible health-care and dependent-care expenses incurred during the 2014 calendar year by Continuing Employees and their respective eligible spouses and dependents (to the extent such expenses have not previously been reimbursed under the Seller’s flexible spending account plan). If the sum of the claims reimbursed to or claimed for reimbursement by a Continuing Employee in respect of the 2014 calendar year exceeds the amount of the Seller’s flexible spending account plan balance for such Continuing Employee as of the Closing Date, Purchaser shall transfer to the Sellers on the Closing Date an amount equal to such excess. Purchaser or Continuing Employer, as applicable, shall honor and administer each Continuing Employee’s payroll deduction elections existing in connection with the Seller’s flexible spending account plan, as in effect as of the Closing Date. On or prior to the Closing Date, the Seller will provide Purchaser with true and accurate copies of payroll deferral elections, claims histories and such other Records as may be reasonably necessary for Purchaser or Continuing Employer, as applicable, to administer the Continuing Employees’ claims with respect to the remainder of calendar year 2014.
8.3.4.    The Purchaser shall provide, or cause to be provided, to any current or former employee of the Company and its Subsidiaries (and such individual’s “qualified beneficiaries” within the meaning of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”)) whose “qualifying event” (within the meaning of COBRA) occurs after the Closing Date with COBRA continuation coverage.
8.3.5.    The Seller shall take all reasonable actions to permit each Continuing Employee to effect a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of his or her account balances (including any notes associated with plan loans) under any Benefit Plan that is a defined contribution plan intended to qualify under

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Section 401(a) of the Code, including a qualified cash or deferred arrangement under Section 401(k) of the Code (the “Seller 401(k) Plan”), in accordance with applicable Legal Requirements, to a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code maintained by the Purchaser (the “Buyer 401(k) Plan”), including the establishment of a Buyer 401(k) Plan to receive any direct rollovers. The Purchaser shall cause the Buyer 401(k) Plan to accept a direct rollover of a Continuing Employee’s account balance (including any notes associated with plan loans) from the Seller 401(k) Plan if such rollover is elected in accordance with applicable Legal Requirements by such Continuing Employee.
8.3.6.    Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit the ability of the Company and its Subsidiaries to amend, modify or terminate any particular benefit plan, program, agreement or arrangement that they maintain or contribute to, or (iii) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.
Section 8.4.    Confidentiality.
8.4.1.    For a period of six (6) years following the Closing Date, each of the Purchaser, the Seller, the Company and its Subsidiaries will, and will cause their Affiliates to, treat and hold as confidential the purchase price for the Shares herein and all of the Confidential Information of the other party, and refrain from using or disclosing any of the Confidential Information, except (i) to consummate the transaction, (ii) to satisfy any obligations pursuant to this Agreement or any other Transaction Document, (iii) with respect to investigating, defending or prosecuting Claims (whether pursuant to a Proceeding or otherwise) brought in connection with this Agreement, the transactions contemplated hereby, the Assets or the Business pursuant to Article XI or otherwise, (iv) to any employee of the Company or any of its Subsidiaries, in the course of performing his or her normal duties as an employee, or (v) for any disclosure to any lender of the Seller or any of its Affiliates; provided, however, each of the Equity Sponsors may disclose such information under customary confidentiality obligations to its investors and co-investors, to its Representatives and to comply with Legal Requirements and the requirements of self-regulatory agencies applicable to the operation of their respective businesses. In the event that a party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any such Confidential Information, to the extent permitted to do so by Legal Requirement, such party will notify the other party promptly of the request or requirement so that the other party may seek an appropriate protective order or waive compliance with the provisions of this Section 8.4.1 and at the request of the other party, will cooperate with respect to the other party’s attempts, if any, to limit the scope of disclosure or to obtain other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the other party designates; provided, further, that the requesting party shall pay all of the non-requesting party’s out-of-pocket costs incurred in connection

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with such cooperation. If, in the absence of a protective order or the receipt of a waiver hereunder, a party is, on the advice of counsel, compelled to disclose any Confidential Information, that party may disclose the requested information.
8.4.2.    The parties acknowledge that their obligations under this Section 8.4 are of a special, unique and extraordinary character, that they are reasonably related to the legitimate business interests of the parties, and that a failure to perform any such obligation or a violation of such obligations under this Section 8.4 would cause irreparable harm to the other party, the amount of which may not be readily ascertainable and for which adequate compensation could not be fashioned. Accordingly, each party agrees that the other party will have the right, without the need to prove irreparable injury or to post bond, to seek an injunction against any breach or threatened breach of this Section 8.4 by either party, as well as the right to pursue any and all other rights and remedies available at law or in equity.
Section 8.5.    Indemnification; Insurance.
8.5.1.    For a period of six (6) years following the Closing, the Company and the Purchaser shall, and shall cause the Company’s Subsidiaries to, indemnify, defend and hold harmless, and also advance expenses as incurred, in each case, to the fullest extent permitted under Legal Requirements, to each Person who is now or has been prior to the date hereof or who becomes prior to the Closing an officer, director or manager (or their non-U.S. equivalent) of the Company or any of its Subsidiaries (the “Indemnified Persons”) from and against all losses, claims, damages, costs, expenses (including counsel fees and expenses), settlement payments or liabilities arising out of or in connection with any claim, Proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was an officer, director or manager of the Company or any of its Subsidiaries, whether or not such claim, Proceeding or investigation, as applicable, is asserted or claimed prior to, at or after the Closing; provided, however, the Person to whom such expenses are advanced provides a customary unsecured undertaking to the Company to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. The parties hereto intend, to the extent not prohibited by Legal Requirement, that the indemnification provided for in this Section 8.5 shall apply without limitation to acts or omissions, other than illegal acts or acts of fraud, or alleged acts or omissions, other than illegal acts or acts of fraud, by the Indemnified Persons in their capacities as officers, directors or managers, as the case may be.
8.5.2.    For a period of six (6) years following the Closing, the Purchaser shall not, and shall not permit the Company or its Subsidiaries to amend, repeal or otherwise modify any provision in any of their respective Organizational Documents, in each case relating to the exculpation or indemnification of any managers, officers and/or directors (unless required by applicable Legal Requirement), where such amendment results in coverage less favorable to the coverage offered to the managers, directors and officers on the date of this Agreement, it being the intent of the parties that the managers,

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officers and directors of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification to the fullest extent of Legal Requirements.
8.5.3.    The Purchaser and the Company hereby acknowledge that the Indemnified Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Equity Sponsors (the “Sponsor Indemnitors”). The Purchaser and the Company each hereby agrees, on behalf of itself and, in the case of the Company, its Subsidiaries, (i) that it is an indemnitor of first resort (i.e., its obligations to each of the Indemnified Persons are primary and any obligation of the Sponsor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by or on behalf of any of the Indemnified Persons are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by or on behalf of each of the Indemnified Persons and shall be liable for the full amount of all Losses to the extent legally permitted and as required by the terms of this Agreement (or, to the extent applicable, its Organizational Documents), without regard to any rights such Indemnified Persons may have against the Sponsor Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Sponsor Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Purchaser and the Company each further agrees that no advancement or payment by the Sponsor Indemnitors on behalf of an Indemnified Person with respect to any claim for which an Indemnified Person has sought indemnification from the Purchaser, the Company or any of the Company’s Subsidiaries shall affect the foregoing. and the Sponsor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of an Indemnified Person against the Purchaser, the Company or any of the Company’s Subsidiaries. The Purchaser, the Company and each of the Indemnified Persons agrees that the Sponsor Indemnitors are express third party beneficiaries of the terms of this Section 8.5.3.
8.5.4.    The Purchaser shall, and shall cause the Company to, cooperate, and cause each of their respective Affiliates to cooperate, in the defense of any claim that is subject to limitation of liability, advancement of expenses and/or indemnification as contemplated by this Section 8.5 or the Organizational Documents and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished Records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
8.5.5.    The Purchaser shall cause the Company and its Subsidiaries to provide or maintain in effect for a period of six (6) years from and after the Closing Date, through the purchase of “run-off” coverage or otherwise, liability insurance covering those individuals who are covered by the liability insurance policy or policies provided for managers, directors and officers of the Company and the Company’s Subsidiaries as of the date hereof (the “Existing Policies”) on terms comparable and no less favorable in the aggregate in all respects to the Existing Policies, and such coverage shall contain minimum aggregate limits of liability at least equal to that of the Existing Policies and deductibles no greater than those of the Existing Policies;

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provided, however, that if such “run-off” or other coverage is not available at a cost not greater than three hundred percent (300%) of the annual premiums paid as of the date hereof under the Existing Policies (the “Insurance Cap”), then the Company and its Subsidiaries shall be required to obtain as much coverage as is possible under substantially similar policies for such annual premiums as do not exceed the Insurance Cap.
8.5.6.    In the event that the Purchaser, the Company or any of its Subsidiaries, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Purchaser or the Company, as the case may be, honor the indemnification and other obligations set forth in this Section 8.5.
8.5.7.    The provisions of this Section 8.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his, her or its respective heirs and his or her respective Representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Legal Requirement, Contract or otherwise. The obligations of the Purchaser and the Company or any of its Subsidiaries under this Section 8.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 8.5 applies without the consent of each affected Indemnified Person (it being expressly agreed that such Persons to whom this Section 8.5 applies shall be third party beneficiaries of this Section 8.5).
8.5.8.    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims or rights under any policy or Contract that is or has been in existence with respect to the Company or any of the Company’s Subsidiaries or any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 8.5 is not prior to or in substitution for any such claims under such policies or Contracts.
Section 8.6.    Seller Bonuses. The Purchaser acknowledges that at or after the Closing certain of the Continuing Employees may become eligible to receive a cash bonus from the Seller (each, a “Seller Bonus” and collectively, the “Seller Bonuses”), and that it will cooperate with the Seller in order to pay such Seller Bonuses. In connection with the foregoing, if the Seller notifies the Purchaser that it is required to pay a Seller Bonus to any Continuing Employee, then the Company shall accept, and the Purchaser shall cause the Company to accept, from the Seller a transfer of funds in such amount as the Seller shall so determine to enable the Company to pay the full amount of any such Seller Bonuses, plus the employer portion of any withholding Taxes related to such Seller Bonuses. Within five (5) Business Days of its receipt of such notice, the Company shall provide the Seller with wire payment instructions to deposit the necessary funds. Promptly upon the Company’s receipt of such funds, but in no event later than the first regularly scheduled payroll cycle after the date of receipt, the Company shall cause to be paid, and

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the Purchaser shall cause the Company to cause to be paid, to each recipient of a Seller Bonus, as designated by the Seller, the amount of such recipient’s Seller Bonus; provided, that, all payments to such recipients pursuant to this Section 8.6 shall be net of all applicable withholding Taxes in accordance with Section 2.2.3, and the Company shall deliver to the applicable Tax Authorities, the appropriate amount of Taxes so withheld, including the employer portion of any payroll, social security, unemployment or similar Taxes, as and when required by applicable Legal Requirement. The Seller acknowledges that the Company shall act only as the paying agent of the Seller with respect to the payment of any Seller Bonus pursuant to this Section 8.6 and not in its own capacity, and as such is not assuming any obligations or liabilities associated with the Seller Bonuses, including without limitation the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such bonuses, except as expressly provided in this Section 8.6.
Section 8.7.    Amendments to the R&W Insurance Policy. Promptly after it is received by Purchaser, Purchaser shall deliver a copy of the R&W Insurance Policy to Seller. From and after the issuance of the R&W Insurance Policy, the Purchaser shall not (and shall cause its Affiliates to not) amend, modify, terminate or waive any waiver of subrogation set forth in the R&W Insurance Policy without the prior written consent of the Seller.
ARTICLE IX

CONDITIONS PRECEDENT TO THE CLOSING
Section 9.1.    Conditions to the Obligations of the Parties to Close. The obligation of each of the Purchaser and the Seller to consummate, or cause to be consummated, the transactions contemplated hereby is subject to the satisfaction (or waiver by all of the parties hereto) at or before the Closing Date of the following conditions:
9.1.9.    Actions Affecting Closing. No Legal Requirement or Governmental Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity, which would, in either case, prohibit, restrain, enjoin, restrict or make illegal this Agreement or the consummation of the transactions contemplated hereby.
9.1.10.    Governmental Approvals. All Governmental Approvals shall have been obtained and shall be in full force and effect, and any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act (or any similar foreign Legal Requirement) shall have terminated or expired.
Section 9.2.    Obligation of the Purchaser to Close. The obligation of the Purchaser to consummate or cause to be consummated, the transactions contemplated hereby is subject to the satisfaction (or waiver by the Purchaser in its sole discretion) at or before the Closing Date of the following conditions:
9.2.7.    Representations and Warranties; Compliance with Agreement.

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(a)    (i) The representations and warranties of the Seller contained in Article IV of this Agreement, without giving effect to any “material,” “materially,” “material adverse effect” or “Seller Material Adverse Effect” qualification contained in such representations and warranties, shall be true and correct in each case at and as of the Closing (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct has not had and would not, individually or in the aggregate, have a Seller Material Adverse Effect, and (ii) each of the covenants and obligations of the Seller to be performed or complied with at or before the Closing pursuant to the terms of this Agreement shall have been duly performed or complied with in all material respects at or before the Closing;
(b)    (i) The representations and warranties of the Company contained in Article V of this Agreement, without giving effect to any “material,” “materially,” “material adverse effect” or “Company Material Adverse Effect” qualification contained in such representations and warranties, shall be true and correct in each case at and as of the Closing (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct has not had and would not, individually or in the aggregate, have a Company Material Adverse Effect, and (ii) each of the covenants and obligations of the Company to be performed or complied with at or before the Closing pursuant to the terms of this Agreement shall have been duly performed or complied with in all material respects at or before the Closing;
9.2.8.    Closing Deliveries. At or prior to the Closing, the Seller shall deliver or otherwise make available to the Purchaser:
(a)    certificates evidencing the Shares, properly endorsed by the Seller to the Purchaser, accompanied by such documents as may be necessary to transfer ownership of the Shares to the Purchaser on the books of the Company;
(b)    resignations of the officers and directors of the Company and its Subsidiaries who are affiliated with any of the Equity Sponsors;
(c)    the Escrow Agreement, duly executed by the Seller;
(d)    the Company’s minute books and its stock transfer books and ledger;
(e)    a certificate, duly executed by an executive officer of the Company attaching (i) the current articles of incorporation of the Company, certified by the Delaware Secretary of State, (ii) a copy of the bylaws of the Company with accompanying certification to the absence of any amendments thereto and (iii) certificates as to the good standing of the Company issued within ten (10) days prior to the Closing Date by the appropriate Governmental Entity within each jurisdiction where the Company is organized or qualified to do business as a foreign entity;

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(f)    a certification, in form and substance reasonably acceptable to the Purchaser, from Seller, executed by a duly authorized Person, certifying that Seller is not a foreign Person for purposes of Treasury Regulation Section 1.1445-2(b)(2);
(g)    (i) in the case of (A) all Closing Indebtedness to be repaid in full at the Closing and (B) the First Lien Agreement, a pay-off letter in form and substance customary for credit transactions originated in the United States providing for payment in full of all monies due and owing thereunder, and a customary release of Liens on any Assets securing such Indebtedness or on the Shares, and (ii) in the case of the Second Lien Agreement, the release of, or the agreement of the agent or other financial institutions, as applicable, to release, the Company and all of its Subsidiaries from all the obligations under the Second Lien Agreement, including a customary release of Liens on any Assets securing the obligations under the Second Lien Agreement or on the Shares, and any obligations with respect to indemnification, guaranty or otherwise;
(h)    a certificate, duly executed by an executive officer or manager of the Seller stating that the conditions set forth in Section 9.2.1(a) been satisfied;
(i)    a certificate, duly executed by an executive officer of the Company stating that the conditions set forth in Section 9.2.1(b) have been satisfied;
(j)    except with respect to the premium for the R&W Insurance Policy, a receipt and release, in form and substance reasonably satisfactory to the Purchaser, duly executed by each recipient of any payment in satisfaction of a Transaction Expense, in case acknowledging that such payment constitutes payment in full of all such amounts owed to such recipient, and that the Company neither owes nor will owe such recipient any further amounts in respect thereof;
(k)    a copy of the Termination Agreement which has been executed and delivered by Littlejohn & Co., L.L.C., CEP Advisory Ltd., CoActive Holdings, LLC, C&K, Seller, the Company, LJ Keypad Holding, Inc. and LJ Switch Holdings 1, LLC;
(l)    a copy of the Assignment Agreement which has been executed and delivered by CoActive Technologies, LLC and the Company;
(m)    an executed payoff letter regarding the repayment and elimination of the Net C&K Indebtedness;
(n)    evidence in form and substance reasonably satisfactory to the Purchaser that the equity holders of the Company have received and voted on the proposed approval of Section 280G Payments pursuant to Section 7.9 hereof;
(o)    evidence in form and substance reasonably satisfactory to the Purchaser that (i) sponsorship of the Seller 401(k) Plan has been transferred prior to the Closing Date from the Company to the Seller, and (ii) Seller’s Board of Directors has resolved to vest and that the Seller 401(k) Plan has been amended effective on the Closing Date to vest the unvested portion, if any, of the account balance of any employee of the Company or its Subsidiaries in the Seller 401(k) Plan;

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(p)    a Form W-9 from Seller, and if Seller is a disregarded entity for income Tax purposes, a Form W-9 from each of its ultimate owners that is not a disregarded entity;
(q)    one or more disks (or other mutually agreed upon form of electronic data storage medium) that contain copies of the entire contents, as of the date of this Agreement, of the data room maintained by Merrill Corporation; and
(r)    delivery (i) of forms prescribed by Law as a basis for claiming exemption or reduction in the United States federal withholding Tax, duly completed and executed, with respect to Closing Indebtedness, and (ii) forms of the type required under Section 3.01(e) of each of the Credit Agreements or Forms W-9, as applicable, from the lenders thereunder.
Section 9.3.    Obligation of the Seller to Close. The obligation of the Seller to consummate or cause to be consummated, the transactions contemplated hereby is subject to the satisfaction (of waiver by the Seller) at or before the Closing Date of the following conditions:
9.3.3.    Representations and Warranties; Compliance with Agreement.
(a)    (i) The representations and warranties of the Purchaser contained in Article VI of this Agreement, without giving effect to any “material,” “materially,” “material adverse effect” or “Purchaser Material Adverse Effect” qualification contained in such representations and warranties, shall be true and correct in each case at and as of the Closing (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct has not had and would not, individually or in the aggregate, have a Purchaser Material Adverse Effect; and (ii) the Purchaser shall have delivered to the Seller a certificate, duly executed by an officer of the Purchaser, to the foregoing effect.
(b)    (i) Each of the covenants and obligations of the Purchaser to be performed or complied with at or before the Closing pursuant to the terms of this Agreement shall have been duly performed or complied with in all material respects at or before the Closing; and (ii) the Purchaser shall have delivered to the Seller a certificate, duly executed by an officer of Purchaser, to the foregoing effect.
9.3.4.    Closing Deliveries. The Purchaser shall:
(a)    make or cause the payments set forth in Section 2.2.1 to be made;
(b)    deliver to the Seller, the Escrow Agreement, duly executed by the Purchaser; and
(c)    deliver to the Seller, a certificate, duly executed by an executive officer of the Purchaser stating that the conditions set forth in Section 9.3.1 have been satisfied;

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9.3.5.    Other Closing Deliveries. The parties shall cause the Escrow Agent to deliver to the Purchaser and the Seller, the Escrow Agreement, duly executed by the Escrow Agent.
Section 9.4.    Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3 to be satisfied, as the case may be, if such failure was caused by such party’s failure to comply with Section 7.6.
ARTICLE X

TAX RELATED MATTERS
Section 10.1.    Preparation of Tax Returns and Payment of Taxes.
10.1.9.    The Seller shall prepare (or cause to be prepared), at Seller’s cost and expense, all Tax Returns of the Company and the Subsidiaries for all periods ending on or prior to the Closing Date. Such Tax Returns shall be prepared in a manner consistent with past practices of the Company and its Subsidiaries. The Seller shall provide the Purchaser with a copy of any such Tax Return at least twenty (20) Business Days prior to the date such Tax Return is due for the Purchaser’s review. The Seller shall make revisions to any such Tax Return as reasonably requested by the Purchaser. In the event there is a disagreement as to whether revisions requested by the Purchaser should be included in any such Tax Return, the disagreement shall be submitted to the Arbitrator for resolution (the expenses of which shall be shared in a manner similarly to that set forth in Section 2.4.2). Seller shall submit such Tax Returns as finally prepared (including the resolution of the Arbitrator, if applicable) to the Company and its Subsidiaries for filing and the Company and the Subsidiaries shall file such Tax Returns as so prepared.
10.1.10.    The Purchaser shall prepare (or cause to be prepared), at its cost and expense, all Tax Returns of the Company and its Subsidiaries for all Straddle Periods. Such Straddle Period Tax Returns shall be prepared in a manner consistent with past practices of the Company and its Subsidiaries. The Purchaser shall provide the Seller with a copy of any Straddle Period Tax Return at least twenty (20) Business Days prior to the date such Tax Return is due for the Seller’s review. The Purchaser shall make revisions to any such Tax Return as reasonably requested by the Seller. In the event there is a disagreement as to whether revisions requested by the Seller should be included in any such Tax Return, the disagreement shall be submitted to the Arbitrator for resolution (the expenses of which shall be shared in a manner similarly to that set forth in Section 2.4.2). The Company and the Subsidiaries shall file all Straddle Period Tax Returns as finally prepared (including the resolution of the Arbitrator, if applicable).
Section 10.2.    Amended Tax Returns/Refunds.
10.2.6.    The Purchaser shall not, nor shall it permit or cause any of its Affiliates, the Company or its Subsidiaries to, amend, file, refile, revoke or otherwise

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modify any Tax Return or Tax election of the Company or any of its Subsidiaries with respect to Tax periods that begin on or prior to the Closing Date without prior written consent of the Seller, which consent shall not be unreasonably withheld, delayed or conditioned.
10.2.7.    Subject to the last sentence of this Section 10.2.2, any refunds, net of Taxes to the Company and its Subsidiaries on such refunds, and any interest thereon, of Taxes received by the Company or any of its Subsidiaries (or benefit of crediting an overpayment of Taxes and any interest thereon) that relate to a period (or a portion of a period) that begins on or prior to the Closing (excluding any refund or credit attributable to any loss in a Tax year (or portion of a Straddle Period) beginning after the Closing Date applied (e.g., as a carryback) to income in a Tax year (or portion of a Straddle Period) ending on or before the Closing Date) shall be owned by and delivered to the Seller within 30 days of receipt of such refund (or benefit of such crediting), unless the refund or benefit was accrued as a current asset in calculating the Adjustment Amount. Any loss, credit or other item that may be carried back from a taxable year to prior taxable years shall be so carried prior to being carried forward and no party shall permit or cause any ability to carry back to be waived. The Company or any of its Subsidiaries shall, upon the written request of Seller, file or cause to be filed any Tax Return or other filing necessary to obtain any such refund (and Seller shall pay all costs and expenses associated therewith). Notwithstanding anything in this Agreement to the contrary, in the event that a Tax refund is subsequently determined by any Governmental Entity to be less than the amount paid by Purchaser to the Seller, Seller shall promptly return any such disallowed amounts (plus any interest in respect to such disallowed Tax refunds owed by a Governmental Entity) to Purchaser.
10.2.8.    Until such time as the DCL Elections are accepted by the Internal Revenue Service and all funds in the Amended Tax Return Escrow Account are released, the Company shall file its U.S. federal income tax returns in a manner which is consistent with it having made the DCL Elections.
Section 10.3.    Cooperation. The Purchaser and the Seller shall, and shall each cause their respective Affiliates to, provide the other with such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, determining liability for Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns and related documents, and making its employees available, to the extent reasonably requested.
Section 10.4.    Transfer Taxes. The Purchaser shall be responsible for all transfer, sales, use, real property transfer, recording, documentary, stamp, registration, stock transfer and other similar Taxes and fees imposed in respect of the purchase and sale of the Shares (collectively, “Transfer Taxes”), and the Purchaser, with the cooperation of Seller, shall file all Tax Returns and other documentation related thereto.
Section 10.5.    Straddle Periods. For purposes of this Agreement, in the case of any period that includes but does not end on the Closing Date (a “Straddle Period”), the amount of any Taxes of the Company or its Subsidiaries not based upon or measured

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by income or gain, proceeds, receipts, activities, expenses (e.g., payroll Taxes) or transactions for the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The amount of any other Taxes for a Straddle Period that relate to the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purposes, the taxable period of any partnership or pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time), provided, however, that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis. Notwithstanding the foregoing, all Taxes attributable to income includable under Code Section 951 with respect to the operations and activities of the Company’s foreign Subsidiaries for the Pre-Closing Tax Period included in the last Straddle Period beginning prior to the Closing Date shall be included in the portion of the Straddle Period ending on the Closing Date, even if such income is includable after the Closing Date. Notwithstanding anything else in this Section 10, the Purchaser and the Seller agree that payments made with respect to Closing Indebtedness, Transaction Expenses and Transaction Bonuses, to the extent such payments give rise to Tax deductions, Tax losses and Tax credits or otherwise may offset taxable income or Tax under applicable law, shall, to the maximum extent permitted by applicable law, be considered to arise in the taxable period (or portion thereof) ending on the Closing Date and the provisions of this Agreement shall be interpreted and applied in a manner consistent therewith. For the avoidance of doubt, any Tax refund with respect to a taxable period beginning after the Closing Date, or the portion of the Straddle Period beginning after the Closing Date, shall be for the benefit of the Buyer, even if attributable to a loss or other tax attribute arising in a Pre-Closing Tax Period, or the portion of a Straddle Period ending on the Closing Date.
Section 10.6.    Closing Date Items/No 338 Election. None of the Purchaser, the Company or any of its Subsidiaries shall cause or permit to be made any extraordinary transaction or event after the Closing on the Closing Date that is not contemplated by this Agreement that would result in any increased Tax liability for which Seller would be required to provide indemnification pursuant to this Agreement or otherwise pay. None of the Purchaser, the Company or any of its Subsidiaries shall cause or permit to be filed any election under Section 338 of the Code in connection with the purchase and sale of the Shares pursuant to this Agreement. None of the Purchaser, the Company or any of its Subsidiaries shall cause or permit to be filed any election to change the Tax status of any of the Company or its Subsidiaries with respect to any taxable period or portion thereof ending on or before the Closing Date.
Section 10.7.    Characterization of Indemnity Payments. All payments made pursuant to indemnifications obligations under Article XI shall be deemed, for Tax purposes, to be an adjustment to the Purchase Price, to the extent permitted by Legal Requirement.

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Section 10.8.    Tax-Sharing Agreements. All agreements the principal purpose of which is Tax sharing or Tax allocation of the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.
ARTICLE XI

INDEMNIFICATION
Section 11.1.    Indemnification.
11.1.9.    From and after the Closing Date, subject to the terms, conditions and limitations set forth in this Agreement, the Seller hereby agrees to indemnify and hold harmless the Purchaser Indemnified Parties, solely from the funds in the Indemnity Escrow Account, from and against any and all actual Losses resulting from (a) any breach of any representation or warranty made by the Seller in Article IV or by the Company in Article V, (b) any Indemnified Taxes, and (c) any breach by the Seller or, but only with respect to those covenants or agreements to be performed prior to the Closing, by the Company, of any of their respective covenants or other agreements set forth in this Agreement.
11.1.10.    From and after the Closing Date, subject to the terms, conditions and limitations set forth in this Agreement, the Purchaser, the Company and its Subsidiaries hereby agree, jointly and severally, to indemnify and hold harmless the Seller Indemnified Parties from and against any and all actual Losses resulting from (a) any breach of any representation or warranty made by the Purchaser in Article VI, and (b) any breach by the Purchaser or, but only with respect to those covenants and agreements to be performed from and after the Closing, by the Company, of any of their respective covenants or other agreements set forth in this Agreement.
11.1.11.    From and after the Closing Date, subject to the terms, conditions and limitations set forth in this Agreement, the Seller hereby agrees to indemnify and hold harmless the Purchaser Indemnified Parties, solely from the funds then remaining in the Amended Tax Return Escrow Account, from and against any and all U.S. federal income Taxes assessed by the Internal Revenue Service and finally determined to be due and payable which result from the Company not having filed with its U.S. federal income tax returns for the taxable years ended December 31, 2010, December 31, 2011 and December 31, 2012 (the “DCL Years”) the DCL Elections (the “DCL Taxes”). Notwithstanding anything to the contrary, the Indemnity Escrow Fund shall not be available to indemnify the Purchaser Indemnified Parties for any Losses involving Indemnified Taxes which constitute DCL Taxes or for any breach of a representation or warranty relating to DCL Taxes, the DCL Elections or the DCL Returns.
11.1.12.    From and after the Closing Date, subject to the terms, conditions and limitations set forth in this Agreement, the Seller hereby agrees to indemnify and hold harmless the Purchaser Indemnified Parties, solely from the funds then remaining in the Section 11.1.4 Escrow Account, from and against any and all actual

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Losses resulting from claims brought by the third parties listed in Section 11.1.4 of the Company Disclosure Schedule and made in connection with the Section 11.1.4 Matters.
Section 11.2.    Survival of Representations, Warranties and Covenants.
11.2.9.    All representations and warranties of the Seller and the Purchaser contained in this Agreement shall survive the consummation of the Closing as follows: (i) representations and warranties set forth in Section 4.1 (Due Organization; Good Standing; Corporate Power); Section 4.2 (Authority and Enforceability); and Section 4.3 (Title to Shares); the first sentence of Section 5.2 (Due Organization; Good Standing; Corporate Power); Sections 5.2.1 and 5.2.3 (Subsidiaries); Section 5.3 (Authority and Enforceability); and Section 5.4 (Capitalization); Section 5.13 (Environmental Matters); and Section 6.1 (Due Organization; Good Standing; Corporate Power); and Section 6.2 (Authority and Enforceability) shall survive the Closing until 5:00 p.m. New York City time on the date which is two (2) years following the Closing Date, and, in the case of Section 5.23 (Tax Matters), shall survive until sixty (60) days after the applicable statute of limitations, and (ii) all other representations and warranties shall survive the Closing until 5:00 p.m. New York City time on the date which is one (1) year following the Closing Date.
11.2.10.    The covenants set forth in Section 7.1 shall survive the Closing until 5:00 p.m. New York City time on the date which is eighteen (18) months following the Closing Date, and all other covenants and agreements of the Company, the Seller and the Purchaser contained in this Agreement shall survive in accordance with their respective terms (or until sixty (60) days after the applicable statute of limitations has expired, if no term for performance is specified).
11.2.11.    Notwithstanding anything to the contrary contained herein, no Claim for indemnification may be brought pursuant to this Article XI, unless written notice of such Claim is given to the party entitled to such notice prior to the applicable survival date of the particular representation, warranty, covenant or agreement as to which the Claim for indemnification relates, as set forth in this Section 11.2.
Section 11.3.    Limitations on Recovery; Etc.
11.3.1.    Notwithstanding anything to the contrary contained in this Agreement, except for Losses relating to any Claim that any Purchaser Indemnified Party may have against the Seller on account of Seller’s fraud, the Purchaser Indemnified Parties’ sole and exclusive recourse for all matters, including any Claims or Proceedings, in connection with or otherwise relating to this Agreement shall be limited to the following: (a) in connection with the determination of the Adjustment Amount, the amounts then-remaining in the Adjustment Escrow Account and the Indemnity Escrow Account; (b) in connection with any Losses indemnifiable under Section 11.1.1 of this Agreement, the amounts then-remaining in the Indemnity Escrow Account; (c) in connection with any Losses indemnifiable under Section 11.1.3 of this Agreement, the amounts then-remaining in the Amended Tax Return Escrow Account; and (d) in

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connection with any Losses indemnifiable under Section 11.1.4 of this Agreement, the amounts then-remaining in the Section 11.1.4 Escrow Account.
11.3.2.    Except as provided in Section 11.3.4, notwithstanding anything to the contrary no Claim for indemnification may be made under this Article XI involving any matter that was taken into consideration when determining the Adjustment Amount.
11.3.3.    The calculation of the amount of Losses shall not include those arising because of a change after the Closing in Legal Requirements or accounting policy. To the extent that a Claim for indemnification by the Purchaser Indemnified Parties relates to a liability incurred by the Company or any of its Subsidiaries and there is an accrual in respect of such liability on the balance sheet included in the Year-End Financial Statements or on the Interim Balance Sheet, then the amount of Losses in respect of such Claim shall be reduced by such accrual.
11.3.4.    Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate liability of the Purchaser, the Company and its Subsidiaries for indemnification under this Agreement from and after the Closing shall be an amount equal to One Million Four Hundred Twenty-Five Thousand Dollars ($1,425,000); provided, however, that this limitation shall not apply to the Purchaser’s obligation to pay the Purchase Price (including any Adjustment Amount payable to the Seller) pursuant to the terms of this Agreement.
11.3.5.    The Seller shall not be liable to any Indemnified Party for the satisfaction of any Debt-like Items from and after the Closing Date.
Section 11.4.    Notice of Claims.
11.4.1.    Any Indemnified Party shall promptly (and, notwithstanding anything to the contrary contained herein, in any event prior to the survival date of the particular representation, warranty, covenant or agreement to which a particular Claim relates as set forth in Section 11.2 above) give to the Purchaser, in the case of indemnification sought by any Seller Indemnified Party, or give to Seller, in the case of indemnification sought by any Purchaser Indemnified Party, including with respect to a Third Party Claim, a written notice describing in reasonable detail the facts giving rise to any Claims for indemnification hereunder, and shall include in such notice (if then known) the amount or the method of computation of the amount of the Losses which are the subject to such Claim, and a reference to the provision of this Agreement upon which such Claim is based; provided, that the failure to give such a notice shall extinguish the obligation to provide indemnification hereunder with respect to such Claim, but only to the extent such failure results in prejudice to the ability to defend such Claim.
11.4.2.    In the event that a third party has made a Claim which an Indemnified Party believes gives rise to a right to be indemnified pursuant to this Article XI (a “Third Party Claim”), the following shall apply:

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(a)    Such Indemnified Party shall promptly notify the Seller or the Purchaser, as the case may be (the “Indemnifying Party Representative”), of such Third Party Claim as provided in Section 11.4.1. The Indemnifying Party Representative at its sole expense may assume the defense thereof by notifying the Indemnified Party in writing within thirty (30) days of it being notified by the Indemnified Party of the existence of the Third Party Claim. Upon the giving of such notice, the Indemnifying Party Representative will undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof and in which event the Indemnified Party shall cooperate with the Indemnifying Party Representative in connection therewith; provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party and paid at its own expense; provided, further, that if in the reasonable opinion of counsel for such Indemnified Party, there is a reasonable likelihood of a conflict of interest between the Indemnifying Party Representative and the Indemnified Party, the reasonable fees and expenses of one counsel and one local counsel, if applicable, to such Indemnified Party in connection with such defense shall be subject to recovery pursuant to the indemnification provided in this Article XI.
(b)    The Indemnifying Party Representative shall have full right to enter into any compromise or settlement that is dispositive of the matter involved; provided, however, that except for the settlement of a Third Party Claim that involves (i) no obligation of any Indemnified Party other than the payment of money and, solely in the case of indemnification of the Purchaser Indemnified Parties, is fully covered by the monies then remaining in the Indemnity Escrow Account, and (ii) a release from all liability in favor of the Indemnified Party, the Indemnifying Party Representative shall not settle or compromise any Third Party Claim without the prior written consent of the Indemnified Party. No Indemnifying Party Representative may consent to entry of any judgment or enter into any settlement in respect of a Third Party Claim that does not include a release of the Indemnified Party from all liability in respect of such Third Party Claim.
(c)    If the Indemnifying Party Representative does not so assume control of such defense, the Indemnified Party shall conduct and control such defense and the Indemnified Party shall have full right to enter into any compromise or settlement on its behalf that is dispositive of the matter involved; provided that the Indemnifying Party Representative shall be entitled to a right to participate in any such Claim or Proceeding at its own cost and expense and approve any proposed settlements.
(d)    The party controlling such defense shall keep the other party advised of the status of such Proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.
Section 11.5.    Calculation of LossesNotwithstanding anything contained in this Agreement, all “material”, “Company Material Adverse Effect” or similar materiality type qualifications in the representations and warranties contained in Article IV and Article V shall be ignored and not given any effect for purposes of determining (i) whether or not there is any breach, inaccuracy or misrepresentation of any representation or warranty referenced in Section 11.1.1(a) or (ii) the amount of any Loss in connection with any breach, inaccuracy or misrepresentation pursuant to this Article XI.

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11.5.1.    Insurance proceeds received and Tax benefits realized with respect to a Loss shall not reduce the amount of any such Loss that is indemnifiable pursuant to this Article XI.
Section 11.6.    Mitigation. Except as otherwise provided herein, upon any Indemnified Party becoming aware of any Claim as to which indemnification may be sought by such Indemnified Party pursuant to this Article XI, an Indemnified Party shall utilize all commercially reasonable efforts to mitigate any Losses which may be subject to such Claim for indemnification.
Section 11.7.    Exclusive Remedy. The remedies in this Article XI shall be the exclusive remedies of the parties with respect to any and all matters covered by this Agreement that arise after the Closing, except (i) for the remedies of specific performance and injunctive or other equitable relief to the extent expressly permitted elsewhere in this Agreement, and (ii) for the payment of the Adjustment Amount, if any, which shall be governed solely by Section 2.4 above. Notwithstanding the foregoing provisions of this Section 11.7, no party hereto shall be deemed to have waived any rights, claims, causes of action or remedies against a party if and to the extent fraud is proven on the part of such party.
Section 11.8.    Filing of DCL Election and Contact with Tax Authorities.11.8.1    Notwithstanding anything in Section 10.1 or Section 10.2, within five (5) Business Days following the date of this Agreement, the Company shall prepare or cause to be prepared the amended U.S. federal income tax returns for the DCL Years containing the DCL Elections (the “DCL Returns”). The Company shall deliver such DCL Returns to Purchaser and shall incorporate all reasonable comments from the Purchaser into the DCL Returns received by it within three (3) Business Days of the date such DCL Returns were delivered to Purchaser. The Company shall file the DCL Returns as promptly as practicable after the expiration of the three (3) Business Day period described above in this Section. The Company shall not amend, file, refile, revoke, modify or supplement any DCL Return as originally filed without the prior written consent of Seller. The Company shall promptly apprise Seller and Purchaser of all communications from the Internal Revenue Service, including notification of receipt of the DCL Returns or DCL Elections. Should the Internal Revenue Service contact or notify the Company with respect to any matter involving the DCL Returns or the DCL Elections, or otherwise seek to engage in any discussion or negotiation involving the DCL Returns or the DCL Elections, including notifying the Company of any request for additional information with respect thereto, then the Company shall so notify Seller and Purchaser within two (2) Business Days follow its receipt of such contact or notice, and the Company shall not take any action, including providing any additional information, or otherwise engage in any such discussion or negotiation, without the consent of Seller, which shall not be unreasonably withheld or delayed, and the participation of Seller and its Representatives.

11.8.2    The Company hereby irrevocably authorizes Seller, Pepper Hamilton LLP and Grant Thornton LLP to act on its with respect to all matters involving the DCL Returns

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and the DCL Elections, including (A) responding to requests for information or (B) any claims or Proceedings that are or may be brought by the Internal Revenue Service, and Purchaser hereby irrevocably consents to such authorization. In connection with the foregoing, Seller will undertake, conduct and control, through counsel and advisors of its own choosing and at its own expense, the settlement or defense thereof and, in which event, to the extent reasonably requested by Seller, the Purchaser Indemnified Parties shall cooperate with Seller in connection therewith; provided, that the Purchaser Indemnified Parties may participate in such settlement or defense through counsel and other advisors chosen by Purchaser and paid by Purchaser.

11.8.3    Without limiting the generality of the foregoing, if requested by Seller, the Company shall file powers of attorney, in such form as prescribed by the Internal Revenue Service, naming one or more of Seller, Pepper Hamilton LLP and Grant Thornton LLP as the Company’s attorney-in-fact to handle all matters with respect to the DCL Returns and DCL Elections, including (A) responding to requests for information or (B) any claims or Proceedings that are or may be brought by the Internal Revenue Service. As and when requested by Seller, the Company shall promptly file additional powers of attorney with the Internal Revenue Service naming such other Persons as its attorney-in-fact with respect to the DCL Returns and DCL Elections. The Company shall not revoke any powers of attorney previously filed with the Internal Revenue Service, file any other powers of attorney with the Internal Revenue Service or extend the statute of limitations, in each case with respect to the DCL Returns and DCL Elections, without the prior written consent of Seller.

11.8.4     Seller shall have full right to enter into any compromise or settlement that is dispositive of any claim or Proceeding brought by the Internal Revenue Service with respect to the DCL Returns and the DCL Elections; provided, however, that any such settlement that involves obligations on the part of the Company or any of its Subsidiaries other than the payment of money that is fully covered by the monies in the Amended Tax Return Escrow Account, shall require the prior written consent of Purchaser. Neither the Company nor any Purchaser Indemnified Party may consent to entry of any judgment or enter into any settlement in respect of a claim or Proceeding involving the DCL Returns or the DCL Elections without the prior written consent of Seller.

11.8.5    The provisions of this Section 11.8 supersede in their entirety the provisions of Section 11.4 of this Agreement with respect to the process of indemnification of the Purchaser Indemnified Parties under Section 11.1.3 of this Agreement.

Section 11.9.    Disbursements From Amended Tax Return Escrow Amount. The following provisions apply to disbursements from the Amended Tax Return Escrow Amount:
11.9.1.    On the date that is 121 days after the receipt by the Company of notice from the Internal Revenue Service that the DCL Returns and the DCL Elections relating to the DCL Years have been assigned for review, Purchaser and Seller shall cause to be delivered to the Escrow Agent a duly executed joint written direction, in the form attached to the Escrow Agreement, authorizing the release to Seller of the

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full amount of the Amended Tax Return Escrow Amount (the “Seller DCL Direction”); provided, however, if the Internal Revenue Service requests an extension of time to review such DCL Returns and such DCL Elections, then Purchaser and Seller shall cause to be delivered to the Escrow Agent a duly executed Seller DCL Direction on the date which is one (1) Business Day following the date to which such review period is extended (provided if any additional requests for extension have been made, the Seller DCL Direction shall be delivered on the date which is one (1) Business Day following the expiration of the latest extension); provided, further, notwithstanding the foregoing, in any event, Purchaser and Seller shall cause to be delivered to the Escrow Agent a duly executed Seller DCL Direction on the date which is one (1) Business Day following the date that the Internal Revenue Service provides written notice that the Company has reasonable cause to amend all of the DCL Returns.
11.9.2.    If the Internal Revenue Service provides written notice to the Company that it does not have reasonable cause to file the DCL Elections and DCL Returns for the DCL Years and, as a result thereof, additional Taxes are due from the Company arising from the Company’s failure to file a DCL Election at the time it filed a particular DCL Return (the “IRS Tax Assessment”) and, at the time the Company receives the IRS Tax Assessment, there are funds in the Amended Tax Return Escrow Account, then the amounts in the Amended Tax Return Escrow Account shall be held by the Escrow Agent until there is a final resolution of the IRS Tax Assessment in accordance with the provisions of Section 11.8 above. Within two (2) Business Days following such final resolution of the IRS Tax Assessment, Purchaser and Seller shall provide a joint written direction to the Escrow Agent, in the form attached to the Escrow Agreement, to deliver, by wire transfer of immediately available U.S. Dollars, to the Seller or the Internal Revenue Service, the amounts to be released in accordance with such resolution.

Section 11.10.    Disbursements from the Indemnity Escrow Account. If any Purchaser Indemnified Party is entitled to recover any amounts from the Indemnity Escrow Account pursuant to this Agreement, then the Purchaser and the Seller shall promptly provide a joint written instruction to the Escrow Agent to deliver such amounts to the Purchaser (or any Person designated by the Purchaser). If, at 5:00 p.m., New York City time, on the date that is eighteen (18) months after the Closing Date (the “Escrow Termination Date”), there are any amounts remaining in the Indemnity Escrow Account, then the Seller shall be entitled to receive such funds, and the Purchaser and the Seller shall, within two (2) Business Days of such time, provide a joint written instruction to the Escrow Agent to deliver such funds by wire transfer of immediately available U.S. Dollars to an account designated by the Seller; provided, however, that if prior to the Escrow Termination Date, the Seller has received one or more notices which set forth Claims for indemnification under Article XI for Losses (each, a “Claim Notice”) that are unresolved on the Escrow Termination Date, then an amount equal to the lesser of (i) the amount of the aggregate Losses claimed in, and reasonably expected to be incurred in connection with, each such unresolved Claim, or (ii) the amount remaining in the Indemnity Escrow Account, shall continue to be held by the Escrow Agent in the Indemnity Escrow Account to pay such claims and any other amounts associated therewith that are payable pursuant

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to Section 11.1.1Article XI; and provided further, from time to time promptly after final resolution of each such Claim for indemnification, the Seller and the Purchaser will authorize the Escrow Agent to disburse all amounts remaining in the Indemnity Escrow Account to the Seller in the same manner as described above, subject to the condition that if at such time there remains unresolved any Claim for Losses described in any Claim Notice, an amount equal to the lesser of (i) the amount of the aggregate Losses claimed in, and reasonably expected to be incurred in connection with, each such Claim Notice or (ii) the amount remaining in the Escrow Account, shall be maintained in the Indemnity Escrow Account. Notwithstanding the foregoing, if a Notice of Disagreement has been delivered pursuant to Section 2.4.2, and the matters set forth therein remain unresolved as of the Escrow Termination Date, an amount equal to the disputed amount shall continue to be held by the Escrow Agent in the Indemnity Escrow Account to satisfy any Adjustment Amount (in excess of the Adjustment Escrow Amount) pursuant to Section 2.4.3 until resolution of such dispute pursuant to Section 2.4.2, upon which the Purchaser and the Seller shall provide a joint written instruction to the Escrow Agent to deliver, by wire transfer of immediately available U.S. Dollars to the Seller, the amounts to be released in accordance with such resolution.
Section 11.11.    Disbursements from Section 11.1.4 Escrow Account. If any Purchaser Indemnified Party is entitled to recover any amounts from the Section 11.14 Escrow Account pursuant to this Agreement, then the Purchaser and the Seller shall promptly provide a joint written instruction to the Escrow Agent to deliver such amounts to the Purchaser (or any Person designated by the Purchaser). If, at 5:00 p.m., New York City time, on the date that is one (1) year after the Closing Date, there are any amounts remaining in the Section 11.1.4 Escrow Account, then the Seller shall be entitled to receive such funds, and the Purchaser and the Seller shall, within two (2) Business Days of such time, provide a joint written instruction to the Escrow Agent to deliver such funds by wire transfer of immediately available U.S. Dollars to an account designated by the Seller; provided, however, that if prior to such date, the Seller has received one or more Claim Notices relating to the Section 11.1.4 Matters that are then unresolved, then an amount equal to the lesser of (i) the amount of the aggregate Losses claimed in, and reasonably expected to be incurred in connection with, each such unresolved Claim, or (ii) the amount remaining in the Section 11.1.4 Escrow Account, shall continue to be held by the Escrow Agent to pay such claims and any other amounts associated therewith that are payable pursuant to Article XI11.1.4; and provided further, from time to time promptly after final resolution of each such Claim for indemnification, the Seller and the Purchaser will authorize the Escrow Agent to disburse all amounts remaining in the Section 11.1.4 Escrow Account to the Seller in the same manner as described above, subject to the condition that if at such time there remains unresolved any Claim for Losses described in any Claim Notice, an amount equal to the lesser of (i) the amount of the aggregate Losses claimed in, and reasonably expected to be incurred in connection with, each such Claim Notice or (ii) the amount remaining in the Escrow Account, shall be maintained in the Section 11.14 Escrow Account. Notwithstanding the foregoing, should there be a settlement of the Section 11.1.4 Matters in accordance with Section 11.1.4 of the Seller Disclosure Schedule, then the Purchaser and the Seller shall, within two (2) Business Days of the date of such settlement, provide a joint written instruction to the Escrow Agent to deliver such funds

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by wire transfer of immediately available U.S. Dollars to such accounts of such Persons as is appropriate to effect such settlement in accordance with its terms, it being understood that amounts not paid to third parties pursuant to such settlement shall be paid to the Seller.

ARTICLE XII

TERMINATION, EXPIRATION
Section 12.1.    Termination. This Agreement may be terminated prior to the Closing as follows:
12.1.1.    by mutual written consent of the Purchaser and the Seller authorized by their respective boards of directors (or similar governing body) prior to the Closing;
12.1.2.    by the Purchaser to the extent it has a right to terminate this Agreement pursuant to Section 7.5, and
12.1.3.    by the Purchaser, on the one hand, or by the Seller, on the other hand, if (i) any Governmental Entity shall have issued a final Governmental Order restraining, enjoining or otherwise prohibiting this Agreement and such Governmental Order is or shall have become nonappealable, or (ii) the transactions contemplated by this Agreement have not been consummated by 5:00 P.M., New York City time, on August 29, 2014 (“Outside Date”); provided, however, that if as of the Outside Date the Closing shall not have occurred solely by reason of the waiting periods applicable to the transactions contemplated this Agreement under the HSR Act (or any similar foreign competition Legal Requirements) having not yet expired, or been waived or terminated by the applicable Governmental Entity, or the parties have not received a Governmental Approval required by any foreign Legal Requirement, then each of the Company and the Seller shall have the right to extend the Outside Date for up to ninety (90) days in the aggregate for the sole and exclusive purpose of permitting the satisfaction of such conditions, it being understood and agreed that any other conditions which have been satisfied as of the Outside Date, including the conditions set forth in Section 9.2.2 shall be deemed to continue to be so satisfied through the Closing Date and any certificates required to be delivered at the Closing, to the extent they were to refer to the Closing Date shall, in lieu thereof, refer to the Outside Date; provided, further, that neither the Purchaser nor the Seller may terminate this Agreement pursuant to this clause (ii) if (x) such party’s failure (or any of its Affiliates shall have failed) to fulfill any of its obligations under this Agreement shall have been the reason that the transactions have not been consummated on or before the Outside Date, (y) the other party has initiated Proceedings to specifically enforce this Agreement while such Proceedings are still pending, or (z) on the Outside Date, the other party has the right to terminate this Agreement pursuant to Section 12.1.4, or Section 12.1.5, as applicable.
12.1.4.    by the Seller, if: (i) there shall have occurred a breach of any of the Purchaser’s representations or warranties contained in this Agreement and

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where such breach would give rise to the failure of the Closing Conditions set forth on Section 9.3.1 except that if such breach is capable of being remedied by the Purchaser, it shall have continued unremedied until 5:00 p.m. New York City time on the earlier of the Outside Date or the date which is thirty (30) days after the Purchaser has received written notice from the Seller of the occurrence of such breach; or (ii) the Purchaser shall have breached any of such party’s covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to the Closing where such breach would give rise to the failure of the Closing Conditions set forth on Section 9.3.1 except that if such breach is capable of being remedied by the Purchaser, it shall have continued unremedied until 5:00 p.m. New York City time on the earlier of the Outside Date or the date which is thirty (30) days after the Purchaser have received written notice from the Seller of the occurrence at such breach; or
12.1.5.    by the Purchaser, if: (i) there shall have occurred a breach of any of the Seller’s or the Company’s representations or warranties contained in this Agreement and where such breach would give rise to the failure of the Closing Conditions set forth on Section 9.2.1, except that if such breach is capable of being remedied by the Seller, the Company or any of its Subsidiaries, it shall have continued unremedied until 5:00 p.m. New York City time on the earlier of the Outside Date or the date which is thirty (30) days after the Seller and/or the Company has received written notice from the Purchaser of the occurrence of such breach or (ii) the Seller or the Company shall have breached any of such party’s covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to the Closing where such breach would give rise to the failure of the Closing Conditions set forth on Section 9.2.1 except that if such breach is capable of being remedied by the Seller, the Company or any of its Subsidiaries, it shall have continued unremedied until 5:00 p.m. New York City time on the earlier of the Outside Date or the date which is thirty (30) days after the Seller and/or the Company have received written notice from the Purchaser of the occurrence at such breach.
Section 12.2.    Effect of Termination or Expiration of the Agreement. If this Agreement is validly terminated pursuant to Section 12.1, this Agreement shall become void and of no further force and effect, and none of the parties hereto shall have any further rights against or obligations to any of the other parties; provided, however, that if the Purchaser terminates this Agreement pursuant to Section 12.1.5 or if the Seller terminates this Agreement pursuant to Section 12.1.4, then the terminating party shall have the right to pursue its remedies set forth in Article XI and this Article XII with respect to the breach or breaches giving rise to such termination; and provided further, however, that the provisions of Section 8.4 and this Section 12.2, Section 12.3, Article I and Article XIII shall survive any termination.
Section 12.3.    Expenses. Except as otherwise provided in this Agreement, each party will bear its own expenses and costs incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions will be consummated.

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ARTICLE XIII

GENERAL
Section 13.1.    Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by each of the parties hereto and their respective successors and assigns. This Agreement may not be assigned (including by operation of law) by any party without the prior written consent of the other parties; provided, however, the Purchaser may assign its right to indemnification contained under Article XI of this Agreement as collateral security for any financing that it is obtaining in order to pay the Purchase Price so long as no such assignment expands or otherwise adversely affects the rights or limitations applicable to the Seller under Article XI; and provided, further, that the Seller may assign this Agreement in connection with a change of control transaction involving the Seller or its material Subsidiaries.
Section 13.2.    Waiver. Any term or provision of this Agreement may be waived at any time by the party hereto entitled to the benefit thereof by a written instrument duly executed by such party. The failure of a party hereto to exercise or enforce a right, declare a default or breach, or terminate this Agreement shall not affect in any manner the right of such party to take such action at any time in the future.
Section 13.3.    Notices. All notices, requests, demands, waivers, consents, approvals, or other communications which are required or permitted hereunder shall be in writing and shall be delivered personally, sent by reputable overnight courier service (e.g., Federal Express), sent by facsimile (with a copy sent by overnight courier service not later than the next Business Day), or sent by United States express mail, return receipt requested, postage prepaid, to the addresses set forth below:
If either to the Purchaser (at any time) or to the Company (after the Closing):
Sensata Techologies Minnesota, Inc.
529 Pleasant Street
Attleboro, MA 02703
Attention: Edward R. Arnstein
Facsimile No.: (508) 236-1485
With a copy (which shall not constitute notice) to:
Nixon Peabody LLP
100 Summer Street
Boston, MA 02110
Attention: Gary J. Oberstein, Esq., and Christopher P. Keefe, Esq.
Facsimile No.: (617) 345-1300

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If either to the Seller (at any time) or the Company (prior to the Closing):
c/o Littlejohn & Co., LLC
8 Sound Shore Drive
Suite 303
Greenwich, CT06830
Attention: Mr. Brian Ramsay and Mr. Michael Kaplan
Facsimile No.: (203) 552-3550
With a copy (which shall not constitute notice) to:
Pepper Hamilton LLP
3000 Two Logan Square
18th & Arch Streets
Philadelphia, PA 19103
Attention: James Epstein, Esq.
Facsimile No.: (215) 981-4750
or to such other address or facsimile number as the party hereto entitled to receive such notice may, from time to time, specify in writing to the other parties. Any such notice shall be deemed given on the date sent by the Person sending such notice. In the event that any action or performance shall be due hereunder on a day which is not a Business Day, the time for such action or performance shall be extended until the end of the next Business Day.
Section 13.4.    Governing Law.
13.4.1.     Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. Each party expressly agrees and acknowledges that the State of Delaware has a reasonable relationship to the parties and/or this Agreement. As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, each party hereby agrees and consents to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the federal courts located in the State of Delaware. Each party hereby irrevocably waives, to the fullest extent permitted by Legal Requirements, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any Proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum. Each party further agrees that service of process may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 13.3.
13.4.2.    AFTER CONSULTATION WITH COUNSEL, EACH OF THE PARTIES HEREBY AGREES THAT IT WAIVES ALL RIGHT TO TRIAL

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BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 13.5.    Personal Liability. None of the Seller, its direct or indirect stockholders, members or other holders of Capital Stock of the Seller or any of the Seller’s or their respective officers, directors or Representatives (collectively, the “Covered Persons”) shall have any liability of any kind to the Purchaser or any other Purchaser Indemnified Party, subject only to the Purchaser Indemnified Parties’ ability to bring indemnification claims pursuant to Article XI, and this Agreement (including the provisions of Article XI) shall not create, or be deemed to create or permit, any personal liability or obligation on the part of such Covered Persons.
Section 13.6.    No Third-Party Beneficiaries. Notwithstanding anything to the contrary contained herein, except as set forth in Section 8.5, no provision of this Agreement is intended to benefit any Person other than the signatories hereto, nor shall any such provision be enforceable by any other Person.
Section 13.7.    Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 13.8.    Schedules and Exhibits. The parties hereto agree that the Schedules and Exhibits attached hereto form an integral part of this Agreement. Notwithstanding anything to the contrary contained in this Agreement or in any Schedule attached hereto, information disclosed on one Schedule shall be considered to be disclosure both with respect to the section of this Agreement to which such information is directly responsive and to all other sections of the Agreement to which it is reasonably apparent from the face of such disclosure that such information is responsive. Certain information disclosed on the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information in Schedules shall not be deemed to constitute (a) an admission against interest, (b) an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Seller or the Company in this Agreement or that it is material, nor (c) the establishment of a standard of materiality.
Section 13.9.    Section Headings. All Section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.
Section 13.10.    Contents of Agreement. This Agreement (including any Exhibits and Schedules hereto), together with the Confidentiality Agreement, the Guarantee and the Transaction Documents, collectively set forth the entire understanding and agreement of the parties hereto with respect to the transactions provided for herein

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and therein, and shall not be amended or terminated except by a written instrument duly executed by the parties hereto.
Section 13.11.    Counterparts; Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of such counterparts, when taken together, shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart.
Section 13.12.    Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.
Section 13.13.    Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Closing in accordance with the terms and conditions of this Agreement, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction pursuant to Section 13.4.1 or to compel performance of such party’s obligations, and to the granting by any court of the remedy of specific performance of its obligations hereunder or a temporary or preliminary injunction, in each case, without any requirement that a bond be posted.
Section 13.14.    Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by a party without the prior consent of the other party (which consent shall not be unreasonably withheld), except such release or announcement as may be required by any Legal Requirement or Governmental Order in which case the party required to make the release or announcement shall, except where prohibited by applicable Legal Requirement or Governmental Order, allow the other party reasonable time to comment on such release or announcement in advance of such issuance and will make such changes to such release or announcement as the commenting party shall reasonably request. Notwithstanding the foregoing, except as required by Legal Requirement or Governmental Order, in no event shall any release or announcement disclose the Purchase Price or any component thereof or any information which would enable Persons not associated with the transaction to calculate the Purchase Price or any component thereof.
Section 13.15.    No Conflict; Attorney-Client Privilege.
13.15.1.    Each of the parties, on behalf of itself and their respective Subsidiaries and Affiliates, (a) hereby confirms that no engagement that Pepper Hamilton LLP has undertaken on behalf of the Seller, the Company, or any of their

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respective Subsidiaries or Affiliates will be asserted, following the Closing, by any of the Purchaser, the Seller, the Company or any of their respective Subsidiaries or Affiliates, either as a conflict of interest with respect to, or as a basis to preclude, challenge or otherwise disqualify Pepper Hamilton LLP from, any current or future representation of the Seller, the Company, or any of their respective Subsidiaries or Affiliates, in any matter involving this Agreement or any Transaction Document, or the transactions contemplated hereby or thereby, including any representations in negotiations, transactions, counseling or litigation adverse to the Purchaser, the Seller, the Company, or any of their respective Subsidiaries or Affiliates, (b) hereby waives any conflict of interest that exists on or prior to the Closing, or that might be asserted to exist after the Closing, and any other basis that might be asserted to preclude, challenge or otherwise disqualify Pepper Hamilton LLP in any representation of the Seller, the Company, or any of their respective Subsidiaries or Affiliates, with respect to any such matter, and (c) intends for the foregoing conflicts waiver to be effective and fully enforceable and to be relied upon by Pepper Hamilton LLP.
13.15.2.    Each of the Purchaser and the Company, on behalf of itself and its Subsidiaries and Affiliates, agrees that, as to all communications among Pepper Hamilton LLP and the Seller and its Subsidiaries (including the Company and its Subsidiaries), that relate in any way to the negotiations with the Purchaser in connection with this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Seller and its direct and indirect equity holders, and will not pass to or be claimed by the Purchaser, the Company or any of its Subsidiaries or Affiliates or the insurance carrier providing the R&W Insurance Policy. In the event that a dispute arises after the Closing between the Purchaser, the Company or any of its Subsidiaries, on the one hand, and a third party, on the other hand, the Purchaser, the Company and its Subsidiaries shall notify the Seller if such third party seeks disclosure of confidential communications by Pepper Hamilton LLP that fall within the privilege that the Seller and its direct or indirect equity holders have retained as described in this Section 13.15.2, the Seller or its designee, on behalf of the holders of any such attorney-client privilege, in its sole discretion, will direct the Company or any of its Subsidiaries whether to assert the attorney-client privilege on its behalf, or whether to waive such privilege, and if so directed to assert such privilege, the Company and its Subsidiaries shall take such actions as reasonably requested by the Person so directing.
[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have duly caused this Stock Purchase Agreement to be executed on the date first written above.

PURCHASER:
SENSATA TECHNOLOGIES MINNESOTA, INC.
By:	/s/ Martha Sullivan
Name:	Martha Sullivan
Title:	Director

COMPANY:
COACTIVE US HOLDINGS, INC.
By:	/s/ Tom Schultz
Name:	Tom Schultz
Title:	President

SELLER:
COACTIVE HOLDINGS, LLC
By:	/s/ Tom Schultz
Name:	Tom Schultz
Title:	President and Chief Financial Officer

[Signature Page to Stock Purchase Agreement]